Exhibit 10.11

CERTAIN MATERIAL (INDICATED BY “[#]”) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Sept 29, 2008

SHAREHOLDERS’ AGREEMENT

WE

PRICSMARLANDCO, S.A. a company established and organized in accordance with the laws of the Costa Rica, domiciled in San José, at PriceSmart Building, next to the National Register, Curridabat, with corporate number 3-101-229948 (“PRICESMART”), represented in this act by Mr. MANRIQUE UGALDE OBANDO, Costa Rican citizen, of legal age, married (second marriage), business administrator, bearer of identity card number [#], acting in his capacity as GENERAL LEGAL REPRESENTATIVE with sufficient powers to celebrate this act, and

JB ENTERPRISES INC., a corporation established and organized in accordance with the laws of the Republic of Panama, domiciled in Panama City, province of Panama, Republic of Panama, registered in the Public Registry of Panama in the Trade Section, under record number 493801, Redi document number 797423, (“JBE”), represented in this act by [#], Costa Rican citizen, of legal age, married, businessman, bearer of Identity Card number [#], acting in his capacity as President, with sufficient powers to perform this act.

PRICESMART and JBE shall from here on in be jointly referred to as the PARTIES and individually as the PARTY.

WHEREAS

(i)	WHEREAS, HACIENDA SANTA ANITA, SOCIEDAD ANÓNIMA, a corporation established and organized in accordance with the legislation of Cost Rica, domiciled at: Barrio Cristo Rey, Alajuela, 250 metros al oeste de Servicentro Santa Anita, with corporate identification number 3-101-003937 (SANTA ANITA), is the owner of the property that is registered in the Public Registry of the District of Alajuela, registration pertaining to paper record 440671-000, THE PROPERTY; from which the following plots of land are segregated: LOT ONE, consisting of an area of twenty-one thousand five hundred and seventy-six point four square meters (21576.04 m2), described in the cadastre map number A-1292311-2008; LOT TWO, consisting of an area of twenty thousand fifty-nine point seventy-three square meters (20059.73 m2), described in cadastre map number A-1274936-2008; LOT THREE, consisting of an area of four thousand nine hundred and ninety-six point forty-four square meters (4996.44 m2), described in cadastre map number A-1274271-2008; LOT FOUR, consisting of an area of one thousand five hundred and sixteen point sixty-two square meters (1516.62 m2), described in cadastre map number A-1274273-2008. The referred to cadastre maps are attached to this Agreement as Annex A and are an integral part of such.

[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	WHEREAS, On December 24, 2007, PRICESMART and SANTA ANITA, as well as Alajuela Club Ltda., a company subsequently acquired by SANTA ANITA, signed a Reciprocal Option Contract through which they agreed, among other things, on the acquisition of the previously described PLOT ONE, with the purpose of building a Members Only Shopping Warehouse on such property, in the format commonly called “PriceSmart Membership Shopping”, (the “PriceSmart Warehouse”), for the price of [#], hereafter legal currency of the United States of America, price obtained from calculating the final measurement of LOT ONE multiplied by [#] per square meter.

(iii)	WHEREAS, PRICESMART and JBE have agreed to jointly operate the company TRES-CIENTO UNO- CUATROCIENTOS NOVENTA Y TRES MIL CIENTO CUARENTA, SOCIEDAD ANÓNIMA (“NEWCO”), a company established and organized in accordance with Costa Rican law and which shall operate under the terms and conditions set out in this Agreement, so that this company acquires LOT TWO and LOT FOUR, described above, for the purpose of developing a commercial real estate project on such, consisting in a shopping complex and related improvements (the “PROJECT”), for the price of [#] and [#], respectively, price resulting from the calculation of the final measurements of LOT TWO and LOT FOUR multiplied by [#] per square meter.

(iv)	WHEREAS, SANTA ANITA shall transfer LOT THREE to TRES-CIENTO UNO- QUINIENTOS DIEZ MIL NOVECIENTOS SETENTA Y CINCO, SOCIEDAD ANÓNIMA (“NEWCO 2”), a company duly established and organized in accordance with the laws of the Costa Rica, for the sum of [#], obtained by calculating the final measurements of LOT THREE multiplied by [#] per square meter. On the date of the signing of this Agreement, PRICO ENTERPRISES S.A and PRICESMART are the only shareholders of NEWCO 2, in equal parts.

(v)	WHEREAS, as of this moment, the PARTIES hereby agree to hold an Ordinary and Extraordinary Shareholders’ Meeting of NEWCO, where the agreements reached in this AGREEMENT are undertaken so that the meetings are minutes are recorded and the corresponding registration of the amendments to NEWCO’s Articles of Incorporation may proceed. In the event of conflict between this Shareholder’s Agreement and the NEWCO Articles of Incorporation, the first shall prevail between the PARTIES. Notwithstanding this, the Code of Commerce in effect in the Costa Rica shall apply to all aspects not specifically established in this Agreement.

[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

THEREFORE

THE PARTIES HEREBY AGREE TO AGREE, AND INF ACT AGREE, TO THE PRESENT SHAREHOLDERS’ AGREEMENT OR JOINT VENTURE, FOR THEIR MUTUAL BENEFIT, WHICH SHALL BE GOVERNED BY THE FOLLOWING CLAUSES AND THE CORRESPONDING APPLICABLE LAW.

FIRST: NAME

The PARTIES expressly agree that the NEWCO’s name will be PRICE PLAZA ALAJUELA PPA, SOCIEDAD ANONIMA (for purposes of this Agreement, either NEWCO or the “Company”).

SECOND: BUSINESS PURPOSE

The PARTIES hereby agree that NEWCO’s main business purpose shall be that of business in general, but specifically the construction, development, promotion, leasing and/or sale of the shopping complex located on LOT TWO and LOT FOUR, and eventually on LOT THREE, as established in Clause Nineteen, below. To fulfill this purpose, NEWCO may buy, sell, encumber, give and receive property through lease, pledge or mortgage, transfer, possess and dispose of all types of real and personal property, trademarks and/or brand names, real and personal rights and securities of all types. The company may likewise be a part of or merge with other companies, both national and foreign, may purchase and sell the shares of such, and may offer all types of bonds and sureties in favor of partners or third parties, individuals, or legal entities, if NEWCO receives compensation for such, and compensation shall be assumed by the mere fact of the offer. NEWCO may constitute, accept or manage trusts, receive property in trust through an agreement or will, and act as the trustor, trustee or beneficiary, represent national or foreign companies, enter contracts with the national government or government institutions, participate in tenders and/or bids of any nature, open safety deposit boxes in all the banks of the national or private banking system, as well as open checking accounts and accounts of any type in national or foreign banks, through those individuals who legally represent the company; NEWCO may also conduct any other legal act required to fulfill its business purpose, especially the sale of industrial products, importation, exportation and provision of services or related works and any other activity that the Board of Directors considers to be in the best interest of the company.

It is hereby expressly understood and agreed by the PARTIES that, when it considers such action appropriate, PRICESMART may construct the PriceSmart Warehouse on LOT ONE and establish any other businesses owned or operated by third parties that are internally set up in the respective warehouse, including the Payless Shoe Source businesses and a Greenlubs Lubrication Center next or adjacent to the PriceSmart Warehouse on LOT ONE. Any other real estate development it wishes to establish on LOT ONE may solely and exclusively be established once the commercial complex on LOT TWO and LOT FOUR has been developed and such area is built, unless JBE provides express authorization to the contrary.

THIRD: ADDRESS

The corporate address will be in the province of Alajuela, canton of Alajuela, district of Alajuela, Barrio Cristo Rey, 600 meters west of the Servicentro Santa Anita.

FOURTH: TERM OF EXISTENCE

The term of existence of the company shall be ninety-nine (99) years as of the date of its incorporation.

FIFTH: SHARE CAPITAL AND OTHER RELATED MATTERS

5.1.	SHARE OWNERSHIP

The share capital of NEWCO is twelve thousand colones duly represented by twelve common and registered shares, each worth one thousand colones. Such shares are owned in equal parts by the PARTIES, as stated under entry number two in the duly legalized Shareholder Records Book the Company keeps duly legalized. PRICESMART is the legitimate owner of share certificate numbered three, and JBE is the legitimate owner of the share certificate numbered four. The respective shares held by the PARTIES are currently free of liens, taxes and obligations.

Shares are common and registered. Each common share will have the right to one vote. The respective certificates and the entries in the Shareholders Records Book kept for such effect by the Company must be signed by the Chairman and Secretary of the Board of Directors, and the certificates may cover one or more shares. The shares are all of one class and confer the same rights per share to their holders.

The share capital may be increased or decreased under the circumstances established in Sections 30 and 31 of the Code of Commerce.

5.2.	TRANSFER OF SHARES

5.2.1	Except for those events provided for in Sections 5.2.2 and 5.2.3, below, the PARTIES may not dispose of or agree to dispose of their shares in the Corporation for a period of three (3) years, starting from the date this Agreement is signed. Once this initial term has expired, if a PARTY wishes to dispose of its shares (except for the transfers referred to in Sections 5.2.2 and 5.2.3), then it must do so in accordance with the terms of this Section 5.2.

5.2.2

If one of the PARTIES wishes to transfer its shares to an affiliate company, then the Transferor must notify the Corporation and the other PARTY and provide reliable and sufficient proof that the transferee company is an affiliate. For such effects, a company will be considered to be an “Affiliate” of a PARTY a) if the PARTY owns at least EIGHTY PERCENT (80%) of the issued, outstanding and voting shares of such PARTY; b) if the PARTY holds at least EIGHTY PERCENT (80%) of the issued, outstanding and voting shares of a PARTY; c) or if the company has a shareholder in common with the PARTY, and that common shareholder holds at least EIGHTY PERCENT (80%) of the issued, outstanding and voting shares of the PARTY and the Affiliate. THE PARTIES agree that the Company shall at all times have a maximum of two (2) corporate shareholders.

5.2.3	The Board of Directors of the company shall have fifteen (15) calendar days, starting as of the date on which it receives notice that a PARTY wishes to convey or transfer its shares to an Affiliate company, to verify that the conditions in paragraph 5.2.2, above, have been fulfilled, and the Board may not refuse to grant the authorization without just cause. If the Board of Directors does not respond within the prescribed term, then the proposed transfer shall be considered to have been accepted.

5.2.4	Any conveyance or transfer of shares other than those contemplated in the previous paragraphs shall be subject to the Right of First Refusal of the other PARTY, as set out in this Agreement. The exercise of such right, as set out in this document, must be reflected in the Articles of Incorporation of NEWCO. Likewise, such must be stated in the corresponding share certificates and in the shareholder record book of the Company.

5.2.5	If any shareholder of the Company (the “Offering Shareholder”) should decide to (a) transfer its Shares, by any means or cause to a previously identified third party, or b) seek potential buyers for its Shares, it must provide notice regarding such decision to the remaining shareholder (the “Remaining Shareholder”) in accordance with Clause Fifteen (“Notice of Sale”), and must provide a copy to the NEWCO Board of Directors, informing the Party and the Board of the nature of the transfer it proposes to undertake, the price, and other conditions of the transaction and, in the case set out in Clause 5.2.5.1, the name of the party it intends to transfer its shares to (the “Third Party Purchaser”)

5.2.5.1	When the intent of the Offering Shareholder is to sell to a previously identified Third Party Purchaser, the aforementioned Notice of Sale shall be have the effect of entitling the Remaining Shareholder to exercise the following rights:

a.	Once the Offering Shareholder provides the Notice of Sale to the Remaining Shareholder, the latter shall have a maximum term of fifteen days, as of the receipt of the notice, to object to the Third Party Purchaser (“Veto Right”) in accordance with the Third Party Purchaser Validation Process, described in Clause 5.2.8.1.

b.

Within a period of six (6) months following the receipt of the Notice of Sale (“Response Period”), the Remaining Shareholder may exercise its purchase option right (“Right of First Refusal”) regarding the shares for sale, under the terms contained in the notice, offering to pay the same sum of money under the same conditions described in the notice. If the Remaining Shareholder decides to exercise its Right of First Refusal, the parties shall have a maximum of twenty (20) calendar days, as of the date on which the Offering Shareholder receives the communication from the Remaining Shareholder to conclude the transfer of shares. If the 20-calendar-day period passes before the transfer from the Offering Shareholder to the Remaining Shareholder is consummated, or if the Response Period passes before the Remaining Shareholder informs the Offering Shareholder that it wishes to exercise the Right of First Refusal, the Offering Shareholder will have up to two (2) months to execute the share transfer agreement with the Third Party Purchaser; or

c.	Within the Response Period, the Remaining Shareholder may exercise its right to sell all the shares it owns (Tag Along Right) in the same terms and conditions set out in the offer made by the Offering Shareholder and notified to the Remaining Shareholder, and in such event, the Third Party Purchaser must purchase all the NEWCO shares under those terms and conditions. If the Remaining Shareholder chooses to exercise its Tag Along Right, the Offering Shareholder will have a maximum of six (6) months, as of the notice from the Remaining Shareholder that it shall exercise the Tag Along Right, to perfect the transfer of all of the shares to the Third Party Purchaser. If the Response Period expires before the Remaining Shareholder provides notice of its intent to exercise the Tag Along Right, or if for other reasons attributable to the Remaining Shareholder the transfer of Shares cannot be performed, then the Offering Shareholder will have up to two (2) months to execute the share transfer agreement with the Third Party Purchaser.

d.	If the Remaining Shareholder does not exercise its Veto Right within the above stated fifteen-day period or does not notify the Offering Party within the Response Period of its desire to exercise the Right of First Refusal or Tag Along Right, then the Offering Shareholder may freely sell its shares to the Third Party Purchaser, as long as it does so for a price that is not lower or under payment conditions that are not more favorable than those provided to the Remaining Shareholder.

e.	The fact that the Remaining Shareholder waives or fails to timely exercise its Right of First Refusal, Tag Along Right or Veto Right does not imply that it may not exercise the other rights set out in clause 5.2.5.1, as long as such is does so within the time period established in each of the preceding paragraphs for each individual right.

5.2.5.2	When the intent of the Offering Shareholder is to seek potential buyers in the market, the following provisions shall apply:

a.	The purpose of the Notice of Sale is that the Remaining Shareholder may opt to exercise, within the Response Period referred to in Clause 5.2.5.1.b., its Right of First Refusal regarding the shares for sale, in the terms contained in the Notice of Sale, offering to pay the same sum of money for such shares and in the same conditions as those described in the notice, and it is understood that this right covers the possibility that the Remaining Shareholder directly purchase the shares or purchases them through a third party that it proposes; or it may opt to exercise its Tag Along Right, which in this case shall mean that the Remaining Shareholder shall sell all its shares to the Third Party Purchaser, as long as the terms and conditions negotiated by the Offering Shareholder are the same or better than those that the Offering Shareholder had proposed in the Notice of Sale.

b.	If the Remaining Shareholder decides to exercise its Right of First Refusal within the Response Period, then the Parties shall have twenty (20) calendar days, from the date of notice given by the Remaining Shareholder of its desire to exercise the right, to perfect the transfer of shares. If the Remaining Shareholder provides notice regarding its wish not to exercise its Right of First Refusal, or provides no notice within the Response Period, or if the term of twenty (20) calendar days designated herein expires before the transfer of shares from the Offering Shareholder to the Remaining Shareholder has been consummated, then the Offering Shareholder shall have up to one year, as of the notice from the Remaining Shareholder waiving the Right of First Refusal or accepting the Tag Along Right, whichever occurs later, or starting from the expiration of the Response Period deadline, if the Remaining Shareholder has not sent notice concerning any of the rights (Right of First Refusal or Tag Along Right) within the Response Period.

c.	If the Offering Shareholder receives an offer from a Third Party Purchaser, then it must inform the Remaining Shareholder of such and the latter will have a maximum term of fifteen days, starting as of the date on which it received such notice, to exercise its Veto Right, in accordance with the Third Party Purchaser Validation Process, described in Clause 5.2.8.1.

d.	The transfer of shares must be carried out within two (2) months after approval of the Third Party Purchaser, whether expressly by the Remaining Shareholder or by the Board of Dignitaries in accordance with clause 5.2.8.1, or upon the expiration of the fifteen-day term set out in clause 5.2.5.2.b., assuming the Veto Right has not been exercised.

e.	The sale of shares to a Third Party Purchaser must be made at a price that is not less than, nor conditions of payment that are more beneficial than, those offered to the Remaining Shareholder.

f.	If the transfer of shares to the Third Party Purchaser is not carried out within the time periods established in this clause, and the Offering Shareholder is interested in selling its shares on the market, then the Offering Shareholder must issue a new notice for the sale of shares to third parties and the Right of First Refusal must newly be granted to the Remaining Shareholder.

g.	Once the procedure in Clause 5.2.5.b has been met, it is hereby understood that once the Offering Shareholder finds a Third Party Purchaser under the conditions provided in this clause 5.2.5.2., it shall not be compelled in any way to grant the Right of First Refusal or the Tag Along Right to the Remaining Shareholder.

5.2.6.	It is hereby understood that in the circumstances indicated in clauses 5.2.5.1 and 5.2.5.2. the PARTIES may not perform partial sales of their shares to third parties and that each and every sale of shares carried out in accordance with the stipulations of this Clause shall be payable only in cash, check, electronic transfer of funds or any other means agreed on between the PARTIES.

5.2.7.	In accordance with the Clause Eleven, below, in any conveyance or transfer of shares permitted, the acquiring party must, concurrently with the transfer in question, agree in writing to the present agreement, in all its terms, and consequently, assume all the rights and obligations contained in such.

5.2.8.	In any of the cases indicated in Clauses 5.2.5.1. and 5.2.5.2., the Third Party Purchaser must meet all suitability and ethical quality standards reasonably acceptable for the Remaining Shareholder, who may exercise a veto right on such, in accordance with the validation process indicated in Clause 5.2.8.1., below. To exercise this veto right, the Remaining Shareholder must hold at least seventeen percent (17%) of the shares of the Company, validly issued, subscribed and paid-up

5.2.8.1.	Third Party Purchaser Validation Process

a.	If the Remaining Shareholder objects to the Third Party Purchaser, such must, within fifteen calendar days as of the Notice of Sale, or when the potential buyer is effectively established, in the case of 5.2.5.2., provide notice to the Offering Shareholder in accordance with clause fifteen stating the reasons for such objection (“Objection Letter”) and the proposed date for a conciliation, which must be carried out in the place of business between the fifth and tenth business day after the Objection Letter is received. The Third Party Purchaser shall be considered automatically accepted if the Remaining Shareholder does not provide any objection within the indicated period or if it fails to attend the proposed conciliation.

b.	If no agreement is reached once the conciliation is held, at that time the Parties must submit their dispute to a board conformed by three individuals (the “Board of Dignitaries”) and set the date and time on which the single hearing shall be held, and such shall be held at the place of business, unless otherwise agreed. No later than three (3) workdays after the conciliation has been held, the Parties must each propose one member of the Board of Dignitaries who is available to attend to the hearing. The two Dignitaries designated by the Parties must necessarily designate a third member within the following three workdays, as of the time that the two Dignitaries are designated. If one of the Parties does not designate its Dignitary or if such dignitaries do not designate a third, then the designated Dignitaries or any of the Parties may request the Costa Rican Banking Association to make the necessary designations.

c.	The Dignitaries must be individuals holding or that have held, within the last three (3) years, management positions in banks that are members of the national bank system. They shall make judicious decisions and their parameters with respect to deciding the suitability and/or moral quality of the Third Party Purchaser shall be those ordinarily taken into consideration by a bank of the national bank system in order to accept or reject a client, without taking such client’s financial situation into account it being understood that only the Party’s moral quality is being assessed.

d.	The Board of Dignitaries must make its decision within a period of five workdays following the hearing, and the decision shall be limited to stating whether in the opinion of the Board of Dignitaries the Third Party Purchaser is reasonably qualified with regard to its suitability and moral quality.

e.	The decision made by the Board of Dignitaries shall be binding on the Parties and will not be subject to appeal.

f.	The complete process described herein shall be carried out under the strictest confidentiality. The parties acknowledge the importance of this obligation and thus, of a Party violates this obligation, then it will be charged for damages caused by the party that has revealed all or part of the information, documentation, discussions or comments held and made during the Board meeting regarding the Third Party Purchaser, or the identity of the Dignitaries.

5.2.9	Shares may be transferred, conveyed or assigned only as specifically permitted and in accordance with the relevant procedures specified in the Articles of Incorporation of the Company and this Agreement and, if any conflict arises, this Agreement shall prevail over the Articles of Incorporation. If a PARTY transfers its shares in any way, then it shall exclusively assume all expenses arising from such transaction.

5.2.10	The PARTIES state that if it becomes impossible to consummate or perfect any transaction described herein, then the PARTY causing such impossibility because of omission, fraud, negligence, or intentional misconduct (the “Breaching Party”) shall be responsible to the other party (“the Non-breaching Party”) for damages caused to the latter, or to the Third Party Purchaser in the event the Third Party Purchaser such proceeds against both Parties for breach. Damage and detriment shall be established in accordance with clause sixteen.

5.2.11

Notwithstanding the provisions of the present Clause, JBE hereby states and declares that it shall not transfer, assign, sell nor convey all or part of its shares to Wal-Mart Stores, Inc., SHV Holdings, N.V. (Makro), Dayton Hudson Corporation, Kmart Corporation, The Home Depot, Inc., Costco companies, Inc., Carrefour, S.A., BJ’s Wholesale Club, Inc., or any individual or company affiliated with these corporations or dedicated to a line of business that competes with PRICESMART. The Parties agree that if JBE obtains an offer for any of the above mentioned companies, then JBE must offer those shares to PriceSmart, and PriceSmart may (i) acquire all the shares possessed at that time by JBE at the Fair Market Value; or (ii) exercise its Tag Along Right. The Fair Market Value shall be established in accordance with the following procedure: the PARTIES, in mutual agreement, shall establish the value of JBE’s shares within five calendar days starting as of the moment that JBE provides notice to PRICESMART. In the event of a disagreement, they shall jointly designate an individual from the company (“Expert”) to establish the value of the shares of the Company. Payment to the Expert shall be borne by the Company. If no agreement is reached within a term of ten calendar days, starting as of the notice provided by JBE to PriceSmart indicating the existence of the offer made by one of the before indicated companies, then each of the PARTIES shall appoint an expert, the costs of which shall be borne by each of them.

Each PARTY’s Expert must submit his or her report within thirty calendar days after being designated, and the two results shall be averaged. The average of both appraisals shall determine the value of the shares, except if the highest appraisal is at least ten (10) percent higher than the lowest appraisal, in which case the Experts shall hire a third Expert, who will be paid by the Company, and who shall established the final price of the shares, which may not be greater than the highest or less than the lowest appraisal. Once the Fair Market Value has been established PRICESMART shall decide, within the next five (5) calendar days, if it will purchase the JBE shares at the Fair Market Value or if it authorizes the sale to the company presenting the offer, in which case it will not enjoy the Tag Along Right. The PARTIES understand and accept that in each instance this Agreement indicates the use of Fair Market Value they are to follow the procedure set out in this Clause.

5.3.	RESTRICTIONS

No Shareholder of the Company shall pawn, mortgage, encumber in any way, directly or indirectly, whether fully or partially, its shares in the Company, its right of use on such Shares or on any other rights deriving from or ascribed to such (including voting rights and the right to receive dividends) without the prior, specific and written consent of the other Shareholder.

With regard to any right or obligation under this Agreement or the Articles of Incorporation or any other right or obligation involving its capacity as a Shareholder of the Company, no Shareholder shall pawn, mortgage, encumber in any way, directly or indirectly, whether partially or fully, such right of use on such rights or obligations or the rights deriving from or attributed to such, nor shall any Shareholder constitute or intend to constitute any trust whatsoever on such rights or obligations without the prior specific and written consent of the other Shareholder.

5.4.	CURRENT CAPITAL AND ADDITIONAL CAPITAL CONTRIBUTIONS

5.4.1.	The share capital of the Company is twelve thousand colones (official currency of Costa Rica). The PARTIES acknowledge that they have made additional contributions for a total of four million two hundred twenty-four thousand five hundred and seventy-nine dollars and sixty-seven cents (US$ 4,224,579.67). Each of them has made capital contributions equal to two million one hundred twelve thousand two hundred eighty-nine dollars and eighty-four cents (US$2,112,289.84).

5.4.2.	Likewise, the PARTIES agree to make additional contributions to NEWCO’s capital, in accordance with the specified additional contribution schedule referred to in Section 8.4 of this Agreement.

5.4.3.	If the Board of Directors considers it necessary or suitable to require the PARTIES to perform additional contributions to NEWCO’s capital (whether through cash contributions, contributions in kind, shareholder loans, external financing, or any other method), a justified resolution must be issued and then approved by all the members of the Board. Such decision shall set the sum of the contribution to be made by each of the PARTIES (which must be proportional to each PARTY’s share participation) and shall set the period of time that the PARTIES will have to make such contribution or, if they are unable to make all or part of such contribution, the period of time and method in which the Company and the other PARTY must be notified of such situation. For the effects of this agreement, the additional contributions necessary for project construction shall be referred to as “Operating Contributions.” The PARTIES agree that for Operating Contributions that exceed five hundred thousand dollars (US$ 500,000.00) per PARTY, the term to make such contributions will be at least six (6) months following the decision of the Board of Directors. Likewise, the PARTIES agree that the aggregate Operating Contributions during any one semester may not exceed the sum of five hundred thousand dollars (US$ 500,000.00) per PARTY.

5.4.4.	In any event, if contributions exceeding twenty (20) percent of the total established in Annex B are required, as long as such increase is not due to increases in the construction costs of the Project, the lack of agreement shall not be considered an obstruction for effects of Clause 9.1. In such event, the PARTY proposing the extraordinary contribution (the Offerer in those terms contained in Clause 9.3) must present the offer for the purchase of shares of the Offeree, as per that set out in Clause 9.3, but with the following difference: once the offer is received, the Offeree may (i) decide to accept the offer for the sale of its shares; (ii) purchase the shares of the Offerer (according to the mechanism in Clause 9.3); or (iii) the Offeree may choose to sell its shares to the Offerer at the Fair Market Value, which shall be calculated according to the procedure set out in Clause 5.2.11.

5.4.5.	If one of the PARTIES (the “Breaching Party”) notifies the other PARTY that it will not fulfill all or part of the contribution required by the Board of Directors, or if the Breaching Party does not, totally or partially, make the required contribution within the term set out for such effect by the Board of Directors in the respective resolution, the other Party (the “Non-breaching Party”) may, as soon as possible, but not to exceed SIXTY (60) calendar days, starting as the date on which it receives such notice, or as of the date on which the contribution was to be made, whichever should first occur, and once it has proceeded to make the corresponding contribution of capital that is required, exercise one of the following options:

a.

Acquire all the shares that at such time are owned by the Breaching Party, for a value equal to NINETY PERCENT (90%) of the higher of the Fair Market Value, which shall be established in accordance with the formula indicated in Clause 5.2.11 and all the sums paid to such date for the concept of contributions of capital to the Company (whether or not capitalized) by the Breaching Party. If the Non-Breaching Party should decide to exercise this option, the Breaching Party must deliver, without delay, all its shares in the Company, duly endorsed as required by applicable legislation, to the Non-Breaching Party, simultaneous with payment of the before stated value to the Breaching Party, and consequently shall lose its right to appoint members to the Board of Directors of the Company and thus, the Non-Breaching Party may replace all those Directors appointed up to that date by the Breaching Party;

b.	Contribute an additional amount equal to the capital contribution the Breaching Party should have made, receiving in consideration an amount of Company shares proportionally equal to the capital contributed, plus an ADDITIONAL FIVE PERCENT (5%), thereby diluting the Breaching Party’s share. Immediately after making such contribution, the Non-Breaching Party may appoint additional Directors to replace those previously appointed by the Breaching Party so that the members of the Board are distributed in accordance with the stipulations contained in Section 7.1 of this Agreement;

c.	Sign a loan agreement with the Company, having a term of no more than TWELVE (12) months, through which the Non-Breaching Party loans the Company all the additional contributions that the Breaching Party should have made. The Non-Breaching Party may require the Company to guarantee this loan with a mortgage or pledge of its assets, or through any other bank or fiduciary guarantee and may also agree to guarantee the repayment source through the transfer of future flows or any other common financing plan of common use, at its complete discretion. This loan shall earn interests at an annual rate equal to the US PRIME RATE PLUS FIVE PERCENT (5%). Initially, loan payments shall be applied to the interests accrued by such loan and then to the capital. The Company may not distribute any dividends until the loan has been fully paid up, as described in this paragraph; or

d.	Only contribute the corresponding contribution of capital, receiving in return the number of Company shares proportionately corresponding to the amount of capital not contributed by the Breaching Party, plus an ADDITIONAL FIVE PERCENT (5%), thereby diluting the Breaching Party’s share. Immediately after such contribution is made, the Non-Breaching Party may appoint additional Directors to replace some of the Directors previously appointed by the Breaching Party, so that the members of the Board of Directors are distributed in accordance with the stipulations contained in Section 7.1 of this Agreement.

5.5.	RIGHT OF FIRST REFUSAL FOR SUBSCRIPTIONS AND PURCHASES

In the event of an increase to the authorized capital of NEWCO or in the event Shares in the Treasury of the Company intend to be sold, except for those provisions pertaining to Section 5.4.5.b and 5.4.5.d, as the case may be, each Shareholder registered on such date shall have the right of first refusal to subscribe or purchase those shares, according to the proportion of Shares held at that time by the Shareholder corresponding to the capital of NEWCO, issued and outstanding, Shares to be issued or Shares of the treasury under consideration, as the case may be.

The shareholder must exercise this right and pay the price within the time period established by the Board of Directors, and that time period will be no less than ten (10) and no more than twenty (20) calendar days. Once this term has expired, all those shares that have not been subscribed or purchased by one of the shareholders, as well as those shares that a shareholder has agreed to purchase but has not paid for within the term set by the Board of Directors, shall be offered in a second round to the shareholder that has agreed to subscribe or purchase the shares that were offered to that party.

The Company may purchase its own shares by means of a final agreement made by the shareholders convened at a Shareholders’ Meeting in each case, and under the terms and conditions it considers to be suitable considering the interests of the company, as long as this is performed with funds originating from the net income produced from the balances legally approved by the shareholders convened at a Shareholders’ Meeting, unless the purchase is performed solely to redeem such shares and proportionally reduce the authorized capital of the company. In no event may the purchase be made for an amount less than the nominal value, except in those cases in which the ownership of such certificates is awarded by court order as payment of obligations owed the company. The shares pertaining to the company may not be represented at the Shareholders’ Meeting. The preceding applies within the limits set out in Section 129 of the Code of Commerce.

5.6.	DIVIDEND POLICY

Each year, at the beginning of the fiscal period an inventory, profit and loss statement and balance sheet shall be prepared and presented, in accordance with the applicable legal provisions and accounting sues. These documents must be ready no later than July 31 of each year. Except as provided in Section 5.4.4.c of this Agreement, profits shall be distributed in proportion to the shares of each of the shareholders, and this shall likewise apply to losses, if any. Five percent of the annual net profits will be designated to the establishment of a legal reserve fund until that fund equals twenty percent of the subscribed and paid in capital.

The Company shall declare all available profits under the law as a dividend, except for retentions or reserves that the Board of Directors considers advisable for purposes of preserving the working capital, capital investments expected for the Project and the normal line of operations of the company. Notwithstanding the aforementioned, dividends may not be paid nor distributions of any nature be disbursed, other than on the net liquid profits resulting from the balance sheet approved by the shareholders. Dividends may be paid in cash, real or personal property, securities or negotiable instruments, as agreed by the shareholders convened at a Shareholders’ Meeting in each case. Payment in kind of dividends must be authorized by the Articles of Incorporation of the Company.

SIXTH: SHAREHOLDERS’ MEETINGS

6.1.	MEETINGS

General Meetings shall be those in which all the shareholders of the company meet and shall be ordinary or extraordinary depending on the matters to be discussed. At least once a year, within the three months following the end of the fiscal year, and each time a shareholder considers it necessary, a General

Ordinary Meeting must be held to: Discuss and approve or disapprove the report on the results of the fiscal year presented by the administrators and to take the measures considered to be appropriate based on such; (b) agree on the distribution of profits in accordance with that stated in this Agreement and the Articles of Incorporation; (c) fill vacancies due to the death, resignation or incapacity of Directors and the Auditor; (d) annually evaluate the performance of the Board of Directors; (e) as the case may be, appoint or revoke the appointment of the members of the Board of Directors, in accordance with Section 7.1 of this agreement and the personnel in charge of oversight; (f) set the compensation of the Directors and the Auditor; (g) appoint, if so required by the Company, powers of attorney, managers, assistant managers, agents or representatives establishing their rights and obligations, as well as the term of the appointment; (h) consider other matters of an ordinary nature as established in the Articles of Incorporation. The shareholders convened at an Ordinary General Meeting alone shall be responsible for making decisions relating to the matters set out in this paragraph.

The shareholders convened at an Extraordinary General Meeting shall modify the Articles of Incorporation and consider any matter of an extraordinary nature, and thus shall meet at any time and when considered to be necessary by any of shareholder.

Meetings shall be held at the corporate offices, in any district, canton, or Province of the Costa Rica, as well as in any city of the states of California and Florida, in the United States of America, as long as 100% of the share capital is represented in those Shareholders’ Meetings held outside of Costa Rica. Nonattendance at a Shareholders’ Meeting held abroad shall not be considered as a lack of quorum for the effects of clause 9.1.

The meeting announcement for any Shareholders’ Meeting may be executed by any Board member, in accordance with Clause fifteen, at least ten calendar days prior to the date on which the meeting will be held, not including the day of the meeting and that on which the announcement was made. The meeting announcement must be issued on a day that is a business day in both Costa Rica and the United States. An announcement shall not be required when all the shareholders are present or represented, they agree to hold the meeting, and they expressly agree to waive the formality of the meeting announcement, which must be recorded in the corresponding minutes, which must be written in Spanish and signed by all those present. It is expressly understood and agreed upon that any Shareholder who considers it necessary may have an [interpreter] present at the Shareholders’ Meeting, the cost of which shall be borne by that shareholder, who shall also assume any consequences of a breach of the duty of confidentiality of the interpreter.

Shareholders’ Meetings must be recorded in meeting minutes written in Spanish, which must be kept in the respective minutes book and signed by the Chairman and Secretary of the Shareholders’ Meeting.

Shareholders must be personally present at meetings, but other representatives of the shareholders may participate in the Meetings without a voting right but with the right to express their opinion through conference calls or video conference calls or through any means of electronic communication in which all shareholders participating in the meeting are able to hear each other. The respective agreements must be recorded in the Meeting Minute Book and must be signed by the Chairman and Secretary of the Board of Directors.

6.2.	QUORUM

6.2.1.	In order for the General Ordinary Meeting to be considered legally convened after the first meeting announcement, at least half of the voting shares must be represented in such and the decisions made shall only be valid if made by more than half of the votes that are present or duly represented.

6.2.2.	In order for an Extraordinary General Meeting to be considered legally convened after the first meeting announcement, at least three fourths of the voting shares, i.e., seventy-five percent of all shares must be represented and the decisions shall be validly made with over half of the votes that are present or duly represented.

6.2.3.	If the quorum is not reached at an Ordinary or Extraordinary Shareholders’ Meeting that has been duly announced, the PARTIES agree that the shareholder present after the first announcement may issue a second announcement to hold the Shareholders’ Meeting. The announcement for the second meeting must meet the same formalities as the announcement for the first meeting, and it must be made within two (2) calendar days following the date on which the meeting was originally scheduled to be held. The Shareholders’ Meeting must be held between five (5) and seven (7) workdays following the date of the second announcement, as long as that date is a workday both in the Costa Rica and the US. Quorum and majority vote at the Shareholders’ Meeting [held after the second announcement] shall be as established in Sections 6.2.1 and 6.2.2, above.

6.2.4.	Notwithstanding the before stated, if one of the shareholders does not attend a Shareholders’ Meeting after the first announcement or after the second announcement of such meeting, resulting in failure to have a quorum present, at the discretion of the other shareholder, the lack of quorum may be viewed as an obstruction situation under the Tenth Clause, below.

SEVENTH: THE BOARD OF DIRECTORS

7.1.	MEMBERSHIP

The Board of Directors is made up of six (6) main members and six alternates, which are: the CHAIRMAN, VICE CHAIRMAN, SECRETARY, TREASURER and TWO ORDINARY MEMBERS, who shall occupy this position throughout the existence of the company, unless an express revocation is recorded in the Public Registry. The CHAIRMAN, TREASURER and FIRST ORDINARY MEMBER shall be nominated by PRICESMART, and the VICE CHAIRMAN, SECRETARY AND SECOND ORDINARY MEMBER shall be nominated by JBE, as long as both PARTIES have the same ownership share. Each PARTY may at any time remove or replace any of the regular or alternate board members that it has appointed and may also fill any vacancy of its respective regular or alternate board members, as stated in the applicable regulation. To achieve this, the other PARTY hereby undertakes to provide its assistance in achieving such ends. All regular and alternate board members shall be appointed by a simple majority vote of the shareholders convened at a Shareholders’ Meeting. The PARTIES agree that PRICESMART shall vote in favor of appointing the Board Members nominated by JBE, and JBE shall vote in favor of the Board Members nominated by PRICESMART.

In this regard, the PARTIES hereby agree to the following appointments:

For PRICESMART:

JACK MCGRORY (CHAIRMAN)

MICHAEL McCLEARY (ALTERNATE CHAIRMAN)

RODRIGO CALVO GONZÁLEZ (TREASURER)

ERNESTO GRIJALVA (ALTERNATE TREASURER)

MANRIQUE UGALDE OBANDO (FIRST ORDINARY MEMBER)

JOSÉ LÓPEZ (ALTERNATE FIRST REGULAR MEMBER)

For JBE:

ANDREA ALFARO SOTO (VICE CHAIRMAN)

GERARDO ALFARO SOTO (ALTERNATE VICE CHAIRMAN)

[#] (SECRETARY)

BERNAL ANDRÉS SOTO ARCE (ALTERNATE SECRETARY)

[#] (SECOND ORDINARY MEMBER)

DAYANA AGUILAR SOTO (ALTERNATE SECOND ORDINARY BOARD MEMBER)

Notwithstanding the before mentioned, the PARTIES expressly agree that when the PARTIES do not have equal shareholding stakes in the Company, then the PARTIER may nominate members of the Board and their respective alternates in accordance with the following distribution:

When one Party has a shareholding stake of:	It may nominate

At least 17% and up to 34% of the shares	The Secretary

From 34% to less than 50% of the shares	The Secretary and the Treasurer

From half of the shares plus one share to less than 66% of the shares	The Chairman, the Vice Chairman, and the Regular Members

From 66% of the shares to less than 83% of the shares	All of the Directors except the Secretary

From 83% of the shares to all the shares	All of the Directors

[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2.	MEETINGS

The Board of Directors, without requiring a previous meeting announcement, shall meet at least FOUR (4) times a year, holding ONE (1) meeting per quarter, which shall be held on the second Tuesday that is a workday in both the Costa Rica and the US, in the months of February, May, August and November, at ten a.m. (10:00 a.m.) at the Project’s administrative offices. The PARTIES agree that until the offices are built, the meetings shall be held at the company’s head office. Notwithstanding the before stated, the Board of Directors may agree on different dates to hold their ordinary Board meetings or do without such, is such meetings are unnecessary. In this event, notice must be sent to the address designated by each Director in the records of the Company, in writing and fifteen (15) calendar days prior to the meeting.

Notwithstanding the aforementioned, the Chairman or Secretary of the Company, after providing written notice at least fifteen (15) calendar days in advance, may call for an extraordinary Board meeting, stating the date, place and matters to be considered, as long as such date is a workday in both the Costa Rica and the US. Notices must be sent to the address that each board member provided to the Company. Extraordinary meetings may be held without a call to such if all the Board members or their respective Alternate Directors are present at the meeting.

The Board of Directors may meet in person, through conference calls or video conference calls, or any other means of electronic communication in which all the Directors partaking in the meeting may hear one another, as long as such means are available to all the Board Members. Any agreement reached during a Board of Directors’ meeting that is duly convened may be reached without having to hold a meeting, as long as such agreement is stated in the minutes and signed by all the Directors or their respective Alternate Directors. Notwithstanding the aforementioned, the Parties hereby agree that at least ONE (1) meeting a year shall be held in person. Board of Directors meetings must be recorded in written minutes, which shall be consigned in the Minute Book of the Board of Directors, which shall be valid when signed by the Chairman and Secretary of the Company. It is expressly understood and agreed that any Director who considers it necessary may have an [interpreter] present when the Board of Directors’ meetings are held, at the expense of that Director, who also assumes the consequences of any breach of the duty of confidentiality by the interpreter.

Board Meeting announcements must detail the agenda for the meeting. Likewise, in Ordinary meetings, either the Chairman or the Secretary must provide the agenda for such meeting, at least fifteen (15) calendar days prior to such.

7.3.	QUORUM

In order for the Board of Directors to legally operate, at least half plus one of its members, that is to say, four of them, must be present. If the shareholding distribution varies between the PARTIES, the quorum will be obtained with four (4) Directors, and each of THE PARTIES will hold the representation of at least one (1) Director at the meeting, as long as at least 17% of the shares making up the capital are present, in accordance with that set out in Section 7.1, above. Each Director will have one vote and, except as provided in

Sections 5.4.3., 13.1, 14.1.3 and 14.3, all Board of Director decisions shall be approved by the majority of those Board members present. In any event in which the Board of Director reaches a decision by means of a double vote exercised by the Chairman, in accordance with Section 184 of the Code of Commerce, a decision reached in this way by the Board of Directors must necessarily be ratified by the shareholders convened at a Shareholders’ Meeting called for such effect and only then shall such be valid and legally binding.

If any Board of Directors meeting cannot be held due to lack of quorum in accordance with the previous paragraph, the PARTIES agree that any Director attending the meeting may send a second announcement to all Directors, to hold the Board of Directors meeting within a period of five (5) to seven (7) workdays following the date on which the original meeting was scheduled, as long as the date of the second meeting is a workday in both the Costa Rica and the US. Such announcement must be sent in writing to each of the Directors, at the address designated by each Director in the records of the Company, within two (2) workdays following the unsuccessful meeting.

If none of the Directors or their Alternates nominated by one of the PARTIES is present in a Board of Directors meeting or in the respective second call to such meeting, at the discretion of the other PARTY, such lack of quorum may be considered to be an obstruction situation under the following Tenth Clause:

Each time that a Board of Directors meeting cannot be held due to lack of quorum, the date, time and name of the board members attending such meeting shall be recorded in the Board of Directors Minutes Book.

7.4.	OBLIGATIONS AND POWERS OF THE BOARD OF DIRECTORS

The Board of Directors will have the following obligations and powers: To state and approve the objectives and guidelines for action. (ii) To approve the administrative policy and structure of the Company. (iii) To approve capital investments exceeding the limits set out in this Agreement. (iv) To authorize exceptions to the Company policy. (v) To observe the development of projects in which the company partakes, in coordination with the management. (vi) To subsequently review the investment decision. (vii) To appoint and remove the resident agent, and the legal advisor of the Company. (viii) To designate the Management’s work responsibilities. (ix) To present an annual report of the financial results to the Shareholders (x) To annually propose a profit and loss distribution plan to the shareholders. (xi) To approve the attainment of any financing or possible guarantee in favor of any bank institution. (xii) To appoint and remove the Manager and Assistant Manager of the Company. (xiii) Review and approve the changes proposed for schedules, Project Master Plan, Annual Budget, financing terms for contracting, additional financing by the Shareholders. (xiv) Approving contracts (including, but not limited to, building and management contracts as well as the hiring of key personnel members), but not including lease agreements, which shall be adjusted to the guidelines set from time to time by the Board of Directors. (xv) Reviewing the results compared with the previously established objectives. (xvi) Approving aspects relating to the ordinary line of business of the Project, such as the design, negotiation of contracts (including lease agreements), budget, administrating the construction, managing the property, which shall be submitted by PRICESMART to the Board of Directors and once the Board approves,

PRICESMART shall have the authorization to implement such without requiring the subsequent approval of the Board of Directors, except in the event of modifications exceeding the authorizations granted.

EIGHTH: LEGAL REPRESENTATION

The Chairman and the Secretary shall represent the company in and out of court, and they shall have the powers of a General Legal Representative. Acting jointly their actions will not be subject to any limit, and acting separately their actions shall be limited to the sum of ten thousand dollars (US$10,000.00) in legal currency of the United States of America. Nonetheless, the PARTIES agree that neither the President nor Secretary may exceed the stated limit in a single quarter and that breach by such officials in this sense may create manager liability. Notwithstanding the aforementioned, for each transaction that exceeds such amount or to sell, mortgage, pledge, transfer or in any way commit the real property of the Company, as well as to contract debts and credit obligations on behalf of the Company, the joint performance of the Chairman, Treasurer or the First regular board member and the Vice Chairman, or the Secretary or the Second regular board member, who must also have authorization for such effect issued by the Board of Directors or the shareholders convened at a Shareholders Meeting.

The legal representatives, acting in the before stated manner, may grant all kinds of powers, fully or partially delegate or substitute their powers, revoke the granting, delegating and replacement of such and newly establish others, always conserving their powers.

NINTH: OBSTRUCTION SITUATION

9.1	If in at least two (2) Board of Directors meetings or two (2) Shareholders’ Meetings it is not possible to reach one or various decisions, or a Board of Directors’ meeting or Shareholders’ Meeting has not been held due to lack of quorum after the first and second announcement, then an obstruction situation shall be considered to exist only if such obstruction, in the reasonable opinion of any shareholder, is likely to give rise to any of the following situations:

a)	Breach, or a significant delay in the compliance with substantial obligations, laws and/or regulations and/or the covenants or agreements of which NEWCO is a party, especially including the development of the Project.

b)	The termination of any administrative concession, permission or authorization granted in favor of Newco.

c)	The impossibility of agreeing on a dividend and/or contribution repayment policy.

d)	The impossibility of agreeing on mergers and acquisitions significantly affecting the Project;

e)	Any other situation that in the reasonable opinion of any of the PARTIES does allow the business purpose to be pursued, such as but not limited to, the approval of the Project development plans, the approval of the key lease agreements, the approval of the annual budget of the Company, the contribution of funds or increases to capital, all in accordance with the terms and conditions of this Agreement.

9.2	In the event of obstruction under Section 9.1 above, the PARTIES must begin a mandatory conciliation process in San José, Costa Rica, at the International Conciliation and Arbitration Center of the Costa Rican-North American Chamber of Commerce (AMCHAM) in accordance with its respective regulations.

9.3	If no agreement is reached in the conciliation process within a term of thirty (30) calendar days as of the start of the process, then the following procedures shall be implemented:

Within five (5) calendar days following the end of the mandatory conciliation process, without any agreement having been reached, any of the PARTIES (the “Offeror”) may present a written offer to the other PARTY (the “Offeree”) for the purchase of 100% and no less than 100% of the Offeree’s shares in the Company. In its offer, the Offeror shall specify the price to be paid in cash for each of the Offeree’s shares. Within a period of one hundred eighty (180) calendar days after the Offeree receives the offer made by the Offerer, the former must notify the Offerer (i) of its pure and simple acceptance of the purchase offer made by the Offerer, in which case the transfer of Shares and payment of the corresponding price must be performed within fifteen (15) calendar days following the notice of acceptance or, on the contrary, (ii) its intention to purchase 100% of the Offeror’s participation in the share capital of the Company at a price equal to that offered by the Offeror to the Offeree and in the same conditions, which shall be binding for the Offeree, in which case the transfer of Shares and payment of the corresponding price must be performed within fifteen (15) calendar days following the notice. If the Offerer has not notified the Offeree in writing within the referred to 180 calendar days, the acceptance of the offer made by the Offeree shall be conclusively considered to have been accepted and the transfer must be carried out within fifteen (15) days after the conclusion of the referred to time period. During this term the Offeror is compelled to purchase the shares of the Offeree in the indicated terms and such Offeree shall be compelled to sell them. The time periods set out in this Clause may only be modified under the circumstances stipulated in Clause sixteen.

TENTH: TRANSFER

None of the PARTIES to this Agreement may transfer its rights and obligations under this Agreement without the prior written consent of the other PARTY.

If JBE or PRICESMART should transfer their Shares to any affiliate company or to third parties, once the conditions contemplated in this Agreement have been met, the assignee must assume the obligations of the assignor shareholder under this Agreement and must sign an Amendment to this Agreement confirming its assumption of the obligations.

In such event, the Company’s share certificates must include the following statement:

“The assignment, transfer, endorsement or conveyance of the Shares represented by this certificate is subject to the conditions and limitations contained in the Articles of Incorporation and the Shareholders’ Agreement entered into on September 29, 2008. In order for any type of assignment, transfer, endorsement or conveyance to be binding on the Company, the assignees or purchasers must accept the conditions of the before mentioned Agreement, signing a counterpart of such. A copy of the Agreement may be reviewed at the head offices of the Company.”

ELEVENTH: TAXES AND COSTS

Each of the PARTIES must pay the taxes incurred (including, but not limited to, income, dividends and capital gains taxes) because of the transactions referred to or contemplated in this Agreement.

Likewise, JBE and PRICESMART hereby agree that all costs relating to the formation of the Company and the implementation of the PROJECT (including, but not limited to, any taxes generated by the construction of such) shall be borne by the Company and if such lacks the resources to bear such payment, then such shall be borne by JBE and PRICESMART, in proportion each company’s ownership stake in the Company at the time of each expense.

Each of the PARTIES shall, on its own account, bear the professional fees and expenses involved in the consultancy regarding this transaction and any other relating to such.

TWELFTH: CONFIDENTIALITY

12.1	Each PARTY shall keep the business information, all information relating to the PROJECT and all confidential information belonging to the other PARTY to which it may in any way have access, as well as the contents of this Agreement or any contract or document mentioned herein, under strict reservation and confidentiality and shall not publish nor disclose such to third parties in any manner or with any purpose, through any means, except as provided in this Agreement without the prior written consent of the other PARTY.

12.2	The confidentiality obligations provided in this Clause shall not apply to information that:

a)	already is or becomes part of the public domain not through any act or omission of the PARTIES or any other party to which the confidential information is communicated in accordance with this Agreement;

b)	Is independently acquired from a third party that states it has the right to disclose such information at the time the information is disclosed by the PARTY in question; or

c)	Is developed by the Party in question, independently from the business or confidential information received by that Party by means of such party’s involvement in the Company.

12.3	Notwithstanding the provisions of this Clause, this Agreement as well as commercial information or other confidential information may be disclosed if such disclosure:

a)	Is required under applicable law, rule, decree or regulation or an order from a competent authority issued in accordance with the relevant legal procedures (as long as the Party compelled to disclose the information under the provisions of this Clause uses its best efforts to notify the other Party in writing and as soon as possible before making such disclosure);

b)	Is made to an affiliate, as long as the Party wishing to disclose the information in accordance with the provisions of this Clause ensures that such affiliate will fulfill the confidentiality obligations of this Agreement;

c)	Is made to an auditor or professional consultant in a relationship of professional confidentiality;

d)	Is made to the employees, officers or directors of a Party or to those of an affiliate of the Party or to a consultant or representative hired by a Party or its affiliate (as long as such employees, officers, directors, consultants and representatives have signed the binding confidentiality obligations of the Party in question or in those circumstances in which its relationship with the Party in question is governed by laws or regulations requiring confidentiality obligations from the Party in question); or

e)	Is made to a bank or other financial institution or financing company or that finances or proposes to finance the participation of the relevant Party in the Company, including every consultant hired by such bank or other institution or financing company, as long as the Party requesting financing confirms that such entity or consultant shall fulfill the confidentiality obligations set out in this Agreement.

In accordance with the aforementioned, JBE understands and accepts that PRICESMART is solely owned by PriceSmart, Inc., a public company, and that as such, PriceSmart Inc. has certain disclosure obligations as per the rules and regulations applicable to such (which may include, among other duties, the public disclosure of this Agreement and/or significant terms of this Agreement and/or financial results of the Project).

THIRTEENTH: PROJECT DEVELOPMENT

13.1	PRICESMART shall develop a membership shopping warehouse on PLOT ONE in the commercial format commonly known as “PriceSmart Membership Shopping” (the “PriceSmart Warehouse”). The Parties

understand and agree that the PriceSmart Warehouse and the Project shall be mutually beneficial. Therefore, the PARTIES commit to ensuring that the Company will not cause any part of the Project to be detrimental to the PriceSmart Warehouse and that the Project is developed and operated in accordance with the criteria set out in the Project Master Plan attached to this Agreement, including, but not limited to, density, height, use, labeling, parking and maintenance requirements (jointly, including the site map contained in Annex B, known as the “Criteria”.) The Criteria may only be modified upon obtaining the unanimous agreement of the Board of Directors of the Company. Likewise, PRICESMART undertakes that the operation of the PriceSmart Warehouse shall not be detrimental to the Project.

13.2	The PARTIES undertake the establishment of a condominium or horizontal property system on the Project within a period of three (3) months after the Project is built. Each of the Parties shall be the Owner of a subsidiary in the condominium, individually, while the rest of the subsidiaries will belong to the Company. Among others, the condominium shall have certain limitations based on the Criteria.

13.3	The PARTIES understand and agree that the mutual undertakings and obligations established in this Agreement, particularly in Sections 13.1 and 13.2, depend on the PARTIES’, their successors and/or assignees enforcing the Criteria, because otherwise they would lose substantial value. Consequently, the PARTIES agree that if any of them, or both of them, agree on the transfer of their Shares, or reach any other agreement with a third party through which PLOT TWO, and/or PLOT FOUR, or the Project, is to be controlled by a third party, such agreement, the assignment transaction, and any similar or related document will establish that (i) such third party assignee and its successors and/or assignees must satisfy the Criteria (unless the Criteria have been revoked through a written Agreement by the PARTIES); (ii) if such third party or its successors and/or assignees wish to sell their shares in the Company, or PLOT TWO, and/or PLOT FOUR, or the Project, or their control over PLOT TWO, and/or PLOT FOUR, or the Project, to any other third party, then any agreement containing the terms of such use or any similar agreements shall contain provisions requiring such future assignees to satisfy the Criteria (unless the Criteria have been revoked through a written agreement between the PARTIES); (iii) those resources available to the PARTY that are not a party of such agreement, assignment document or similar agreements if any of the Criteria are not satisfied, shall not be limited to or reduced as a result of such transaction; and (iv) the PARTY that is not a party of such agreements, assignment documents or similar agreements, as the case may be, will be the beneficiary of such Criteria and such agreements, assignment documents or similar agreements described in points (i), (ii), and (iii), above, and may enforce such before any assignee. During a period of three years, and if the agreements established in Clause nineteen are performed, then the Criteria shall mandatorily apply to PLOT THREE.

13.4	The PARTIES agree that the Criteria shall be incorporated into the rules of the Condominium, which shall be constituted in accordance with Clause 13.2 and that at such time the restrictions of the PARTIES contained in Clause 13.3 shall no longer apply.

FOURTEENTH: ADMINISTRATIVE SERVICES

14.1	The administration of the project consists in the following services: (i) Construction Management Services, which shall be provided while the Project is under construction; ii) Leasing Services, which shall be provided while the Board of Directors considers that such is convenient with regard to the interests of the company; and (iii) General Project Management, which initially shall be performed by the General Manager and that once the Project is submitted to condominium ownership, shall be performed by the Condominium Administrator. The general rules governing these services are the following:

14.1.1.	Construction Management Services: Include the right and responsibility of directing and managing the design, development and construction of the Project (including matters relating to the survey, engineering, architecture and tendering of construction agreements (collectively referred to as “Construction Management Services”)) and all of those listed in Annex F. These services shall be provided by PRICESMART and/or personnel hired by PriceSmart Inc., or by a subsidiary of PriceSmart Inc., or its subsidiary. PRICESMART (and/or its affiliated companies) shall be reimbursed by Construction Management Services as follows: Each portion of the Project to be built by the Company shall be submitted before the Board of Directors for its prior approval. Such submittal shall include the estimated construction costs and expenses (including the expected engineering, topographic, architectural and site administration costs, as well as the construction expenses themselves), which, if approved by the Board of Directors, must be paid by the Company. The Construction Management Service fee shall also be borne by the Company and shall be equal to three point five percent (3.5%) of the construction costs and expenses that have been approved.

14.1.2	Leasing Services: include the right and obligation of identifying the possible lessors as well as negotiating and preparing the respective lease agreements (collectively referred to as the “Leasing Services”). These services shall be provided by PRICESMART and/or by personnel hired by PriceSmart Inc., or by a subsidiary of PriceSmart Inc., or its subsidiary. PRICESMART (and/or its affiliate companies) shall be reimbursed for the Leasing Services during the first two (2) years of the project, which shall begin on the date of the signing of the present Agreement for the amount of forty thousand dollars (US$ 40,000.00) per year, payable in monthly payments of three thousand three hundred [sic] dollars and thirty-three cents (US$3,333.33). The PARTIES agree that: (i) such fee includes the General Administration Services of the Project, described in Clause 14.1.3; and (ii) such fee shall not include the fees corresponding to real estate brokers or commissions payable to any of the partners that secure tenants, since all such costs must be previously approved by the Board of Directors, and in such event, these costs must be paid by the Company.

14.1.3.

General Administration of the Project: Initially, the Administration of the Project shall be performed by the General Manager. The PARTIES hereby agree that the person acting as the General Manager of the Company and the Project shall be responsible for the daily operations and administration of the shopping complex. The General Manager shall be hired by the Company and shall initially be recruited, interviewed and selected by PRICESMART, but the hiring of such shall be subject to the unanimous approval of the Board of Directors. All expenses relating to the General Manager and the daily operations and administration of the shopping complex must be borne by the Company. Both PARTIES shall have the right to unilaterally request the removal and replacement of the General Manager if a serious event occurs or if, due to that person’s performance, the main objectives (as defined in the annual budget) are not being met within the established time period. For such effect, the PARTIES hereby agree to submit the performance of the General Manager to an evaluation in accordance with the Performance Evaluation Process described in Annex C, which is attached to this Agreement and is an integral part of such.

14.2	Notwithstanding the aforementioned, the PARTIES hereby agree that the Company shall indemnify and hold PRICESMART, and its directors, employees and agents, harmless against any claims and losses from third parties and shall exonerate and hold PRICESMART (and its directors, employees and agents) harmless of any liability it may incur, in exercising the powers of administration conferred by the present Agreement, except if such responsibility is a result of fraud, gross negligence or omission by PRICESMART.

14.3	The PARTIES agree to make the contributions to capital and to pay for all the costs required to execute the Project, in accordance with the general budget, the preliminary schedule, the funding program and the detailed timeline of capital contributions, which are based on the preliminary plans, projections and estimates prepared during the stages prior to the execution of this Agreement. Such general budget, preliminary schedule, funding program and detailed schedule of the contributions to capital are attached as Annex B, and are an integral part of this Agreement. If a PARTY does not make the required contributions, then the provisions of Clause 5.4 of this Agreement shall apply.

It is hereby understood that the PARTIES may modify those requirements as necessary at a duly convened Shareholders Meeting.

Each subsequent year while this Agreement is in effect, at least forty-five (45) calendar days before the end of the fiscal year, PRICESMART shall prepare the annual budget of the Company for the following fiscal year, and such shall be subject to the consideration and approval of the Board of Directors. The annual budget shall take effect only if it is approved by all of the Board Members of the Company. If the Board of Directors should for any reason not approve the annual budget for the following fiscal year at least fifteen (15) calendar days before the end of the fiscal year in progress, then the annual budget for that fiscal year in progress (excluding the Construction Administration Services and Leasing Service fees) shall be automatically approved for each month of the following fiscal year until the new annual budget is definitively approved.

14.4

The PARTIES hereby agree that the Company shall keep its accounting records and financial statements through the employees of the Company or through a qualified accounting company (with monthly financial states for the PARTIES) in accordance with Generally Accepted Accounting Principles and these records must be subject to an annual audit performed by an internationally recognized accounting firm to be approved by the Board of Directors. All expenses relating to such matters shall be paid for by the Company. The close of the Company’s fiscal year shall be August 31. The audited statements of the Company that have been reviewed and approved by the Board of Directors and the shareholders convened at a Shareholders’ Meeting shall be final and only subject to review if such is required by a competent government authority, or if the Board of Directors considers it appropriate as determined by a decision made by the majority.

FIFTEENTH: NOTICES

Any notice or communication sent in connection with this Agreement must be in writing and shall be considered to have been duly sent and received if it is personally delivered (with stamp or signature of receipt) or delivered by certified mail or fax to the following addresses:

For PRICESMART:		Edificio PriceSmart Frente al Registro Nacional, Zapote, San José, Costa Rica Attention: Mr. Manrique Ugalde Obando. Copy to fax number: (506) 2234-8937

	And a copy to:	The General Counsel of PriceSmart, Inc., at the following address: 9745, Scranton Road, Suite 125, San Diego, California, 92121, USA.

	And a copy to:	Bufete González & Uribe [law firm] Oficentro Ejecutivo La Sabana Edificio 6, piso 5 Sabana Sur, San José Fax (506) 231-7044 Attention: Bernardo Gómez o Montserrat Bonilla

For JBE:		[#]

	And a copy to:	[#]

[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SIXTEENTH: ALTERNATIVE CONFLICT RESOLUTION

16.1	The PARTIES agree that in the event of conflicts, such shall be resolved as follows:

16.1.1	Ordinary Resolution of Conflict. Any controversy arising between the PARTIES with regard to the execution, interpretation, validity, performance or breach of this Agreement, except for that provided in Clauses 5.2 and 9, shall be resolved by the PARTIES through an attempt at conciliation at the International Conciliation and Arbitration Center of the North America-Costa Rica Chamber of Commerce (AMCHAM), in San José, Costa Rica, under the rules of conciliation of such center and if such intent should fail, such controversy shall be submitted to legal arbitration in the same center but submitting themselves to the Rules of Arbitration of the American Arbitration Association. The Arbitration Tribunal shall be made up of one (1) arbitrator designated by each Party, and one (1) arbitrator designated by mutual agreement between the arbitrators designated by the parties, and in any event, the Tribunal shall have no less than three (3) arbitrators. If the arbitrators designated by the Parties do not reach an agreement regarding the appointment of such, after fifteen (15) calendar days have elapsed as of the notice provided with regard to the appointment, the third arbitrator shall be appointed in accordance with the procedure set out in the mentioned regulations. The third arbitrator may not have a direct or indirect relationship with any of the parties involved. The arbitration shall be held in the city of San José, Costa Rica, and shall be held in Spanish. The arbitration award shall be final and not open to appeal, and the costs and expenses of the proceedings must be borne by the losing Party.

16.1.2.	Resolution of conflicts due to obstruction situations arising from lack of quorum: The PARTIES expressly agree that the conflicts relating to obstruction situations due to lack of quorum shall be resolved in accordance with that set out in Clause 9.3. The request for arbitration in cases of obstruction due to lack of quorum in accordance with that set out in Clause 9.1 may only be made by the PARTY who attended the Shareholders Meetings or the Board meetings, as the case may be, and must be made within thirty (30) calendar days following the termination of the conciliation established in Clause 9.3, or within thirty (30) calendar days following the date on which the Offeror makes the offer referred to in Clause 9.3, whichever occurs latest. In this event, arbitration shall be held in the city of Miami, Florida, United States of America, but always applying the substantive laws of Costa Rica, and shall be administrated by the American Arbitration Association, in accordance with the Rules of Commercial Arbitration. The Arbitral Court shall be made up by three members and must reach its decision based on law. Each of the Parties shall elect one arbitrator and such, in turn, shall elect the Chairman of the Court. The 30-day period for requesting arbitration established here shall in no way interrupt, modify or alter the term of one hundred and eighty (180) days established in Clause 9.3 to accept or reject an offer; however, if the arbitral award stand after one hundred and fifty-one of the one hundred and eighty days, indicated above, then the time period for the communications referred to in Clause 9.3 (i) and (ii) shall be automatically extended by thirty (30) additional calendar days, as of the final arbitral award.

16.1.3.	Resolution of conflicts in Situations of obstruction due to lack of agreement: The PARTIES expressly agree that conflicts relating to obstruction situations due to the inability to reach an agreement shall be resolved in accordance with that set out in Clause 9.3. The arbitration request may be made by any of the PARTIES within a period of thirty (30) calendar days following the date on which the Offeror’s offer referred to in Clause 9.3 is made. In this event, arbitration shall be held in the city of Miami, Florida, United States of America, but always applying the substantive laws of Costa Rica and shall be administrated by the American Arbitration Association, in accordance with the Rules of Commercial Arbitration. The Arbitral Court shall be made up by three arbitrators and must reach its decision based on law. Each of the Parties shall elect one arbitrator and such, in turn, shall elect the chairman of the Court. The 30-day period for requesting arbitration established here shall in no way interrupt, modify or alter the term of one hundred and eighty (180) days set out in Clause 9.3 to accept or reject the offer; however, if the arbitral award is standing after one hundred and fifty-one of the aforementioned one hundred and eighty days, then the term for communications referred to in clause 9.3 (i) and (ii) shall be automatically extended by thirty (30) more calendar days as of the final arbitrational award.

16.1.4.	Resolution of conflicts of matters regarding the purchase and transfer of shares (for example, Right of First Refusal and Tag Along, in accordance with Clause 5.2): The PARTIES expressly agree that these shall be resolved through Arbitration to be held in the city of Miami, Florida, United States of America, always applying the substantive laws of the Costa Rica. Arbitration shall be administrated by the American Arbitration Association, in accordance with the Rules of Commercial Arbitration. The Arbitral Court shall be made up by three members and must make its decision based on law. Each of the Parties shall elect one arbitrator and such, in turn, shall elect the Chairman of the Court.

16.2	Expenses relating to arbitration and the fees of such arbitrators shall be equally borne by the PARTIES in accordance with the indicated regulations. Advisor, expert and attorney fees shall be borne by each party. Notwithstanding this, the losing party may be required to reimburse the winning party’s legal fees and expenses. The arbitration award must address the losing party’s liability for those fees and expenses, and order such Party to pay them and to reimburse the winning party, if the arbitration court so determines.

16.3	Once the award has been pronounced and is final, it will produce the effects of res judicata and the PARTIES must comply without delay.

16.4	Both parties also agree to expressly waive any other forum or jurisdiction.

SEVENTEENTH: MISCELLANEOUS

17.1	MODIFICATIONS

This Agreement may only be modified or supplemented in writing and with the signature of both PARTIES.

17.2	MUTUAL BENEFIT AND SOLE AGREEMENT

The parties hereby expressly state that this Agreement is the result of mutual negotiations and concessions between them, that it is beneficial to both parties and that it replaces any other oral or written terms previously negotiated between them, relating to the matters regulated by this Agreement. This Agreement constitutes the full understanding of the Parties regarding the subject matter addressed and with regard to such, no limitations, promises, assertions, guarantees, stipulations or commitments exist than those expressly contemplated herein. This Agreement, and any other agreements mentioned herein, shall supersede, replace and leave any other prior agreement, covenant, representation or understanding between the PARTIES or any of the PARTIES, whether oral or written and relating to the object of this Agreement, without effect.

17.3	SEVERABILITY

If a competent authority declares any of the stipulations of this Agreement to be void or illegal, that declaration shall not affect the validity, lawfulness and/or enforceability of the remaining stipulations. If any stipulation in this Agreement is declared to be null, illegal or taxable, the maximum permitted by law shall apply.

17.4	WARRANTIES AND REPRESENTATIONS

The PARTIES expressly state to that they are the holders or that they are duly authorized by the corresponding holders to grant the rights, agreements and services set out in this Agreement and they expressly mutually exempt each other from any complaint or lawsuit on such rights, agreements or services. If a party breaches this provision, then it must indemnify the other for damages caused. Likewise, they mutually promise to fulfill the obligations involving privacy, data protection and any other regulation involving confidentiality protection, and that they will both take all the necessary measures so that the information is used in the manner that is expressly authorized in the engagement.

17.5	FORMAL REGISTRATION BY THE NOTARY PUBLIC

The PARTIES mutually authorize the other to perform the required notarial registration of this Agreement so that it is registered as a notarial instrument when they consider it appropriate.

17.6	RELATIONSHIP BETWEEN THE PARTIES

This Agreement does not make any PARTY an agent of the other. No PARTY shall have the right or authority to assume, create or increase any obligation or undertaking on behalf of the other PARTY, or to state that it has the authority to involve the other PARTY in any way.

EIGHTEENTH: COMPLIANCE WITH THE US FOREIGN CORRUPTION PRACTICES ACT (the “FCPA”)

The PARTIES agree that neither the Company, nor any of them, whether directly or indirectly through agents, employees, representatives (jointly referred to as “Representatives”) shall make or promise to make payments or any give any objects of value to any third party for any purpose whatsoever, or to perform any other unlawful act prohibited by the FCPA. To this effect, at the time of signing this Agreement, the PARTIES hereby declare and state the following:

(i)	That they shall take the necessary steps so that their Representatives read and understand the FCPA (a summary of which is attached to this Agreement as Annex D), which is an integral part of such. To this effect, PRICESMART shall instruct and educate the representatives designated by JBE on the provisions of the FCPA.

(ii)	Neither they nor their Representatives have violated or shall violate the provisions of the FCPA with regard to the establishment or operation of NEWCO or the PROJECT.

(iii)	If any public official, official of any political party, or candidate for an office of public election has any interest whatsoever in the Company or the Project, such person or official may not participate in any governmental decision, of any nature whatsoever, regarding the operations of the Company or the development of the Project, nor use her influence to obtain any government authorizations required to carry out the Project;

(iv)	In the event of a change of ownership of the shares of PRICESMART or JBE resulting in new owners of such shares of PRICESMART or JBE, as may be the case, if the new owners are parties other than or unrelated to the owners of the PRICESMART or JBE shares, as may be the case, on the date of the signing of this Agreement, then the current shareholders shall notify in writing the PRICESMART or JBE shareholders, as may be the case, of such change, at least thirty (30) calendar days before the date on which such changes are expected to be executed. On the date of the execution of this Agreement, the JBE shareholders, and owners of approximately forty-eight percent (48%) of the shares of PriceSmart Inc. (sole shareholder of PRICESMART are the individuals or entities stated in Annex E, which is an integral part of this Agreement.

(v)	A violation of the FCPA, or acts or circumstances conflicting with the statements, guarantees, acknowledgements and commitments set out in this Clause, in the opinion of a lawyer or an independent law firm, designated in mutual agreement by PRICESMART and JBE, that is duly authorized to practice law in the United States of America, may be considered by each of the PARTIES as a substantial breach of the obligations of the other party under this Agreement and shall entitle the Party to exercise each and every right available to such, including the right to be indemnified for each and all damage suffered by such Party as a result of such, as well as to unilateral termination, which shall not require a prior court decision regarding this Agreement. If within seven (7) calendar days after one of the PARTIES invokes this paragraph (v) no mutual agreement is reached regarding the designation of a lawyer or law firm, any PARTY may resort to the provisions of the Sixteenth Clause regarding the presumed violation of the FCPA, or regarding acts or circumstances conflicting with the statements, guarantees, acknowledgments and obligations contained in this Clause.

NINETEENTH: OTHER AGREEMENTS OF THE PARTIES

The PARTIES expressly state that they know of the agreement for the purchase of LOT THREE, described above, by the company NEWCO 2. The Shareholders of NEWCO 2 have signed a Shareholders’ Agreement regulating the relations of such in this Company. Within three (3) years following the signing of the present Agreement, the PARTIES state that, by means of an agreement to be approved by a simple majority of shareholders convened at a Shareholders’ Meeting of the Company and of NEWCO 2, en each case, they may decide to incorporate LOT THREE to the development of the PROJECT. With such purpose, the PARTIES may merge the Company and NEWCO 2, in which event the first shall prevail and preserving the terms and conditions of this Agreement intake, according to that which may have been modified from time to time, as well as any other shareholder agreements in effect between the members of the Company and may likewise be able to join LOT TWO with LOT THREE.

TWENTIETH: APPLICABLE LAW

The present Agreement shall be governed by the laws of Costa Rica.

BY VIRTUE OF WHICH, the Parties hereby sign the present Shareholders’ Agreement in two (2) counterparts, on September 29, two thousand eight (2008).

By:	/s/ Manrique Ugalde Obando

By:	/s/ JB Enterprises Inc.

ANNEX A

CADASTRE MAPS

LOT ONE

LOT TWO

LOT THREE

LOT FOUR

LOTE UNO

1)- 1292311-2008
25 SET. 2008

MUNICIPALIDAD DE ALAJUELA
PROCESO DE ACUEDUCTO A ALCANTARILLADO MUNICIPAL
Agua Potable (SI) Red de Cloaca (NO)
Vº. Bº. Fecha: 26/09/08

ESTA DISPONIBILIDAD,
NO APLICA PARA DESARROLLOS
DE PROYECTOS URBANÍSTICOS O
CONDOMINIOS

512
222
LOTE
URBANIZACIÓN BAMBERA

HOJA LA LAJUELA
ESCALA 1 : 10000

MUNICIPALIDAD DE ALAJUELA
APROBACION DE VISADO
09 DE 06
Resolución 0491-UA-08

A CUADRANTES
CALLE PUBLICA
8.00m
HACIENDA SANTA ANITA S.A
COOPERACION
DE
SUPERMERCADOS UNIDOS
ANTIGUAS INSTALACIONES DE RECREACION
a Barrio San Jose
al P.C.
Dist. 24.25m
Acimut 358°57'33"
169.18m
L.P.
HACIENDA SANTA ANITA S.A
HACIENDA SANTA ANITA S.A
CALLE PUBLICA
a Montecillos

DERROTERO

LINEA	AZIMUT °	AZIMUT '	DISTANCIA m	DISTANCIA cm
1-2	77	09	8	00
2-3	76	25	15	97
3-4	77	00	8	59
4-5	77	11	10	88
5-6	76	40	23	53
6-7	165	25	35	21
7-8	75	59	11	76
8-9	345	59	6	55
9-10	75	42	11	35
10-11	165	27	6	51
11-12	75	27	21	80
12-13	168	10	3	67
13-14	168	04	18	79
14-15	167	55	15	33
15-16	168	31	20	70
16-17	168	13	25	94
17-18	169	00	20	89
18-19	170	27	14	19
19-20	175	37	16	59
20-21	183	05	11	41
21-22	169	35	10	38
22-23	164	19	3	19
23-24	242	42	25	51
24-25	247	46	28	46
25-26	255	07	13	60
26-27	255	26	21	05
27-28	344	48	18	75
28-29	345	53	43	27
29-30	346	08	20	76
30-31	259	23	49	76
31-32	345	24	33	90
32-33	30	26	20	54
33-34	345	21	19	46
34-35	75	21	29	05
35-36	345	23	41	62
36-37	337	25	2	47
37-38	327	32	4	05
38-39	311	29	3	28
39-40	298	29	3	11
40-1	347	09	5	76

COLEGIO FEDERADO DE INGENIEROS Y DE ARQUITECTOS DE COSTA RICA
18 SEP 2008
ANOTADO

AS :
CIONARON NUEVOS LINDEROS
AMIENTO POLAR (ESTACION TOTAL)
ONAL CERRADA
ANGULAR :00° 00'
LINEAL : 0.01m
ICIA FRENTE A CALLE PUBLICA DEL PUNTO 1 AL 6 ES DE : 67.37m.
CA AL PLANO CATASTRADO Nº A-1225861-2008
CA AL PLANO CATASTRADO Nº A-1274640-2008 EN CUANTO A AREA Y DOY FE
US VERTICES NO TRASLAPA A NINGUNA OTRA FINCA
CA AL PLANO CATASTRADO Nº A-1276644-2008 EN CUANTO A SU FRENTE A CALLE PUBLICA

NDA SANTA ANITA S.A CEDULA JURIDICA: 3-101-003937	AREA: 21576.04 m2 ESCALA: 1 : 2000	PROTOCOLO TOMO : 7965 FOLIO : 106	SITUADO EN: ALAJUELA DISTRITO: 1 ALAJUELA CANTON: 1 ALAJUELA PROVINCIA 2 ALAJUELA	INFORMACION REGISTRO PUBLICO ES PARTE FOLIO REAL NUMERO: 2 440671-000
	LUIS ANDRES QUESADA CAMACHO TOPOGRAFO ASOCIADO T.A.7085		FECHA: JUNIO2008 CODIGO: MONTAJE PARA CATASTRAR	AREA SEGUN REGISTRO: 15mp6800.95m2

Lote Dos

CATASTRO NACIONAL

A-1274936-2008

Fecha: 25 JUL. 2008 Firma

512
222
LOTE
URBANIZACION BAVIERA

UBICACION GEOGRAFICA

HOJA LA LAJUELA

ESCALA 1 : 10000

A CUADRANTES
CALLE PUBLICA
a Barrio San Jose
Del Vertice 24 al P.C.
Dist. 24.26m
Acimut 356°57'33"
CAFETAL
HACIENDA SANTA ANITA S.A
CALLE PUBLICA
a Montecillos

| DERR | |
| --- | --- |
| LINEA | AZIM. |
| | ° |
| 1-2 | 50 |
| 2-3 | 61 |
| 3-4 | 75 |
| 4-5 | 76 |
| 5-6 | 77 |
| 6-7 | 167 |
| 7-8 | 118 |
| 8-9 | 131 |
| 9-10 | 147 |
| 10-11 | 157 |
| 11-12 | 165 |
| 12-13 | 255 |
| 13-14 | 165 |
| 14-15 | 210 |
| 15-16 | 165 |
| 16-17 | 255 |
| 17-18 | 165 |
| 18-19 | 255 |
| 19-20 | 348 |
| 20-21 | 349 |
| 21-22 | 349 |
| 22-23 | 350 |
| 23-24 | 356 |
| 24-25 | 13 |
| 25-26 | 18 |
| 26-27 | 35 |
| 27-28 | 36 |
| 28-29 | 45 |
| 29-30 | 58 |
| 30-31 | 58 |
| 31-32 | 63 |
| 32-33 | 64 |
| 33-34 | 61 |
| 34-35 | 53 |
| 35-36 | 39 |
| 36-37 | 32 |
| 37-38 | 21 |
| 38-39 | 7 |
| 39-40 | 358 |
| 40-41 | 357 |
| 41-42 | 14 |
| 42-1 | 34 |

NOTAS :
- SE AMOJONARON NUEVOS LINDEROS
- LEVANTAMIENTO POLAR (ESTACION TOTAL)
- POLIGONAL CERRADA
ERROR ANGULAR 00° 00'
ERROR LINEAL : 0.51m
- DISTANCIA FRENTE A CALLE PUBLICA DEL PUNTO 19 AL 6 ES DE : 320.58m.
- MODIFICA AL PLANO CATASTRADO N° A-1225851-2008

| | | | | |
| --- | --- | --- | --- | --- |
| PROPIEDAD DE: HACIENDA SANTA ANITA S.A | CEDULA JURIDICA: 3-101-003937 | AREA: 20059.73 m2 | PROTOCOLO TOMO : 7965 | SITUADO EN: ALAJUELA DISTRITO: 1 ALAJUELA CANTON: 1 ALAJUELA PROVINCIA: 2 ALAJUELA |
| | | ESCALA: 1 : 2000 | FOLIO : 104 | |
| | | LUIS ANDRES QUESADA CAMACHO | | FECHA: JUNIO 2008 |
| | | | | CODIGO: MONTAJE PARA |

INFORMA
FOLI
2
AREA
1

2341395 Lote tres

REGISTRO NACIONAL
CATASTRO NACIONAL
El presente plano ha cumplido con los requisitos exigidos por la ley, por lo que ha sido registrado bajo el siguiente número.
A-1274271-2008
Fecha 24 JUL 2008 Firma Autorizada
Jorge Espinoza
REGISTRAD

## DERROTERO

| LINEA | AZIMUT | | DISTANCIA | |
|---|---|---|---|---|
| | ° | ' | m | cm |
| 1–2 | 223 | 34 | 11 | 64 |
| 2–3 | 239 | 50 | 2 | 24 |
| 3–4 | 256 | 04 | 10 | 05 |
| 4–5 | 255 | 26 | 7 | 28 |
| 5–6 | 258 | 24 | 19 | 30 |
| 6–7 | 255 | 26 | 85 | 56 |
| 7–8 | 348 | 39 | 37 | 55 |
| 8–9 | 75 | 26 | 132 | 09 |
| 9–1 | 165 | 26 | 31 | 87 |

N
a Barrio San Jose
CALLE PUBLICA
9.00m
a CUADRANTES
a Barrio San Jose
272.82m
a Barrio San Jose
HACIENDA SANTA ANITA S.A
HACIENDA
SANTA ANITA S.A
CAFETAL
HACIENDA SANTA ANITA S.A
a Montecillos

COLEGIO FEDERADO DE INGENIEROS Y DE ARQUITECTOS DE COSTA RICA
17 JUL 2008
ANOTADO

512
222
LOTE
URBANIZACION
BAVIERA

UBICACION GEOGRAFICA
HOJA LA LAJUELA
ESCALA 1 : 10000

NOTAS :
- SE AMOJONARON NUEVOS LINDEROS
- LEVANTAMIENTO POLAR (ESTACION TOTAL)
- POLIGONAL CERRADA
ERROR ANGULAR :00° 00'
ERROR LINEAL : 0.01m
- DISTANCIA FRENTE A CALLE PUBLICA DEL PUNTO 7 AL 8 : 37.55m.
- MODIFICA AL PLANO CATASTRADO N ° A-1225861-2008

| PROPIEDAD DE: | CEDULA JURIDICA: 3-101-003837 | AREA: 4996.44 m2 | INFORMACION REGISTRO PUBLICO ES PARTE FOLIO REAL NUMERO: 2 440671-000 |
|---|---|---|---|
| HACIENDA SANTA ANITA S.A | | SITUADO EN: ALAJUELA | AREA SEGUN REGISTRO: 15ha6800.95m$^2$ |

| | ESCALA: 1 : 2000 | DISTRITO: 1 ALAJUELA | PROTOCOLO | ARCHIVO: |
|---|---|---|---|---|
| LUIS ANDRES QUESADA CAMACHO TOPOGRAFO ASOCIADO T.A.7085 | FECHA: JULIO / 2008 | CANTON: 1 ALAJUELA | TOMO: 7965 | 01 |
| | | PROVINCIA: 2 ALAJUELA | FOLIO: 104 | |

REGISTRO NACIONAL
CATASTRO NACIONAL
El presente plano ha cumplido con los requisitos exigidos por la ley, por lo que ha sido registrado bajo el siguiente número:
A-1274273-2008
Fecha 24 JUL. 2008 Firma Autorizada

Felipe Espinoza Ferr
REGISTRADOR

## DERROTERO

| LINEA | AZIMUT | | DISTANCIA | |
|---|---|---|---|---|
| | o | ' | m | cm |
| 1-2 | 76 | 54 | 46 | 75 |
| 2-3 | 172 | 05 | 2 | 81 |
| 3-4 | 167 | 39 | 13 | 97 |
| 4-5 | 168 | 10 | 17 | 41 |
| 5-6 | 255 | 27 | 21 | 85 |
| 6-7 | 345 | 27 | 6 | 51 |
| 7-8 | 255 | 42 | 11 | 35 |
| 8-9 | 165 | 59 | 6 | 56 |
| 9-10 | 255 | 59 | 11 | 76 |
| 10-1 | 345 | 25 | 35 | 21 |

N

512
222
LOTE
URBANIZACION BAVIERA

*UBICACION GEOGRAFICA*
HOJA LA LAJUELA
ESCALA 1 : 10000

a Barrio San Jose
a Barrio San Jose
A CUADRANTES
ACERA 2.50m
9.00m
CALLE PUBLICA
ACERA 2.50m
DISTANCIA A ESQUINA LINEA PROPIEDAD 121.29m
ZONA VERDE
COORPORACION DE SUPERMERCADOS UNIDOS
HACIENDA SANTA ANITA S.A
HACIENDA SANTA ANITA S.A
a Montecillos
1
2
3
4
5
6
7
8
9
10

COLEGIO FEDERADO DE INGENIEROS Y DE ARQUITECTOS DE COSTA RICA
17 JUL 2008
ANOTADO

NOTAS :
- SE AMOJONARON NUEVOS LINDEROS
- LEVANTAMIENTO POLAR (ESTACION TOTAL)
- POLIGONAL CERRADA
ERROR ANGULAR :00° 00'
ERROR LINEAL : 0.01m
- DISTANCIA FRENTE A CALLE PUBLICA DEL PUNTO 1 AL 2 : 46.75m.
- MODIFICA AL PLANO CATASTRADO N ° A-1225861-2008

| PROPIEDAD DE: | CEDULA JURIDICA: 3-101-003937 | AREA: 1516.62 m2 | INFORMACION REGISTRO PUBLICO ES PARTE FOLIO REAL NUMERO: 2 440671-000 |
|---|---|---|---|
| HACIENDA SANTA ANITA S.A | | SITUADO EN: ALAJUELA | AREA SEGUN REGISTRO: 15ha6800.95m$^2$ |
| LUIS ANDRES QUESADA CAMACHO TOPOGRAFO ASOCIADO T.A.7065 | ESCALA: 1 : 1000 | DISTRITO: 1 ALAJUELA | PROTOCOLO TOMO: 7965 |
| | FECHA: JULIO / 2008 | CANTON: 1 ALAJUELA | FOLIO: 104 |
| | | PROVINCIA: 2 ALAJUELA | ARCHIVO: 01 |

(Include the Map – Hacienda Santa Anita, S.A.)

(Include Schedule of Activities- Funding program. Without land)

(Include Estimated Contribution Schedule- first 18 months, in US $)

ANNEX B

General Budget

Preliminary Schedule

Financing Program

Detailed Schedule of the Additional Capital Contributions

Project Master Plan

Alajuela

PSMT/Soto JV

Preliminary proforma – September 26th, 2008

[#]

[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

# Programación Estimada de Contribuciones

## Primeros 18 meses (en US$)

| Términos (desde fecha de cierre) | 1 | 2 | 3 | 4 | 5 | 6 | 7 | 8 | 9 | 10 | 11 | 12 | 13 | 14 | 15 | 16 | 17 | 18 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| Costos Suaves | | | | | | | | | | | | | | | | | | |
| Diseño / planos | | $ 62,500 | $ 62,500 | | | | | | | | | | | | | | | |
| Admin. de Proyecto | | | | $ 5,773 | $ 5,773 | $ 5,773 | $5,773 | $ 5,773 | $ 5,773 | $ 5,773 | $ 5,773 | $ 5,773 | $ 5,773 | $ 5,773 | $ 5,773 | $ 5,773 | $ 5,773 | $ 5,773 |
| Tarifas Legales | $ 50,000 | | | | | | | | | | | | | | | | | |
| Serv. Arrend. PSMT cap | $ 3,333 | $ 3,333 | $ 3,333 | $ 3,333 | $ 3,333 | $ 3,333 | $3,333 | $ 3,333 | $ 3,333 | $ 3,333 | $ 3,333 | $ 3,333 | $ 3,333 | $ 3,333 | $ 3,333 | $ 3,333 | $ 3,333 | $ 3,333 |
| Desarrollo de tierra | | | | | | | | | | | | | | | | | | |
| Movimiento de tierra | | $202,611 | $202,611 | $202,611 | $202,611 | $ 202,611 | | | | | | | | | | | | |
| Desarrollo adicional | | | | | | | | | | | | $ 135,000 | $135,000 | $135,000 | $135,000 | $135,000 | | |
| Edificios | | | | | | | | | | | | | | | | | | |
| Línea 1 | | | | | | | | $ 37,375 | $ 37,375 | $ 37,375 | $ 37,375 | $ 37,375 | $ 37,375 | | | | | |
| Línea 2 | | | | | | | | | | | | | | | | $122,667 | $122,667 | $ 122,667 |
| Edificio 1 | | | | | | | | | | $179,688 | $179,688 | $ 179,688 | $179,688 | $179,688 | $179,688 | $179,688 | $179,688 | |
| Edificio 2 | | | | | | | | | | | | | | | | | | |
| | $ 53,333 | $268,444 | $268,444 | $211,717 | $211,717 | $ 211,717 | $9,106 | $ 46,481 | $ 46,481 | $226,169 | $226,169 | $ 361,169 | $361,169 | $323,794 | $323,794 | $446,461 | $311,461 | $ 131,773 |

| | Total 1er Semestre | Total 2do Semestre | Total 3er Semestre |
|---|---|---|---|
| con 0% Financiamiento | $1,225,373 | $ 915,576 | $1,898,452 |
| con 25% Financiamiento | $1,225,373 | $ 915,576 | $ 973,594 |
| con 50% Financiamiento | $ 652,590 | $ - | $ - |

Notas

1. Las contribuciones deben completarse a mas tardar 10 dias habiles despues del inicio de cada bloque semestral aqui indicado
2. Las cantidades indicadas para cada semestre corresponden al 100% del monto a contribuir. Cada parte deberá realizar el aporte correspondiente según su porcentaje de participación accionaria
3. Las sumas no cubiertas hasta el final del tercer trimestre serán requeridas para el cuarto semestre salvo que la Junta Directiva lo instruya diferente

ANNEX C

Project Manager Performance Assessment Process

Performance Assessment Parameters for the General Manager

The performance of the position of General Manager of the PROJECT to be developed by Plaza Price Alajuela PPA, S.A., shall be assessed periodically, at least once a year, in accordance with the guidelines established by the Board of Directors of Plaza Price Alajuela PPA, S.A.

For such assessment purposes the following reference parameters shall be used:

1.	Financial results attained with regard to the operation budget approved by the Board of Directors, considering variations with regard to income, costs and expenses as per the specific conditions. Savings achieved and improvements in income shall be optimized in the assessment.

2.	Implementing the investment program in accordance with the schedules and budgets set out.

3.	Establishing the inspection and quality control programs to ensure that the expected quality is achieved.

4.	Must apply the highest ethical standards in his/her relationship with subordinates, suppliers, tenants and government agencies with which he/she has a relationship. Must notify the Board of Directors regarding abnormalities or situations that could negatively impact the project or company’s image.

5.	Establish and maintain a good relationship with the tenants responding to their concerns and requests in a timely manner with regard to the regulations, lease agreements and good property management practices.

6.	Establish, implement and follow up on the maintenance and security programs to maintain an image of excellence and safety at the Golf Park Plaza project. He/she must personally monitor the cleanliness and orderliness of the common areas to ensure the high standard of the complex.

PriceSmart shall present the assessment before the Board members for their consideration. The Board of Directors shall review and interview the General Manager to discuss and set out future objectives.

ANNEX D

THE U.S. FOREIGN CORRUPT PRACTICES ACT

SUMMARY DESCRIPTION

The U.S. Foreign Corrupt Practices Act makes it unlawful for any employee or any agent of any U.S. company, or any subsidiary thereof, to corruptly offer, pay, promise to pay, or authorize the payment of, any money, gift, promise to give, or authorization of the giving of anything of value to any foreign official, foreign political party or official thereof, or any candidate for foreign political office (subject to certain limited exceptions) for purposes of:

(i)	influencing any act or decision of such person or entity; or

(ii)	inducing such person or entity to do or not do any act in violation of the lawful duty of such person or entity; or

(iii)	inducing such person or entity to use its influence with a foreign government of instrumentality thereof;

(iv)	to affect, influence or assist such company or subsidiary in obtaining or retaining business, or directing business to any particular person or entity, or securing an improper advantage.

Further, it is unlawful to do any of the above to any person who is not a foreign official, foreign political party or official thereof, or any candidate for foreign political office, knowing that such payment, promise, offer, etc., or a portion thereof, will be offered, given, or promised, directly or indirectly, to a foreign official, foreign political party or official thereof, or any candidate for foreign political office.

United States citizens employed by foreign-incorporated subsidiaries also are subject to the Act. The Act also applies to non-U.S. citizens who reside in the United States or who are officers, directs, employees, or agents of the companies or subsidiaries. A subsidiary of a U.S. company, which is incorporated in a foreign country, may be subject to the Act if the subsidiary or its employees aid, abet, or conspire to violate the Act, and the U.S. parent company may likewise be liable.

ANNEX E

For JBE

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For PRICESMART

A group made up of the Chairman and CEO, Robert Price; General Manger, José Luis Laparte; Executive Vice President of Real Estate and Development, and Director, Jack McGrory; Board Members Murray Galinson and Keene Wolcott; and the major shareholder Sol Price; and its respective affiliated companies, including Price Charities and The Price Group LLC

[#]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ANNEX F

SCOPE OF CONSTRUCTION MANAGER’S BASIC SERVICES

PRE-CONSTRUCTION PHASE

The Construction Manager shall review the program furnished by the Owner to ascertain the requirements of the Project and shall arrive at a mutual understanding of such requirements with the Owner.

The Construction Manager shall provide a preliminary evaluation of the Owner’s program, schedule and construction budget requirements, each in terms of the other.

Based on early schematic designs and other design criteria prepared by the Architect, the Construction Manager shall prepare preliminary estimates of Construction Cost, utilizing bids, supplier quotations, contractor estimates, and other sources for program requirements using area, volume or similar conceptual estimating techniques. The Construction Manager shall provide cost evaluations of alternative materials and systems.

The Construction Manager shall review design documents, prepared by the Owner contracted Architect and Engineers, during their development and advise on proposed site use and improvements, selection of materials, building systems and equipment, and methods of Project delivery. The Construction Manager shall provide recommendations on relative feasibility of construction methods, availability of materials and labor, time requirements for procurement, installation and construction, and factors related to construction cost including, but not limited to, costs of alternative designs or materials, preliminary budgets, and possible economies. The Owner will assess the recommendations and make an independent decision concerning use of the Construction Manager recommendations.

The Construction Manager shall prepare and periodically update a Project Schedule for the Architect’s review and the Owner’s acceptance. The Construction Manager shall obtain the Architect’s approval for the portion of the preliminary project schedule relating to the performance of the Architect’s services. In the Project Schedule, the Construction Manager shall coordinate and integrate the Construction Manager’s services, the Architect’s services and the Owner’s responsibilities with anticipated construction schedules, highlighting critical and long-lead-time items. Any and all schedules prepared by the Construction Manager will be independently approved for use on the Project by the Owner. The project Schedule is the Owner’s responsibility.

As the Architect progress with the preparation of the Schematic, Design Development and Construction Documents, the Construction Manager shall prepare and update, at appropriate intervals agreed to by the Owner. Construction Manager and Architect estimates of Construction Cost, based upon bids, supplier quotations, contractor estimates, and other sources, of increasing detail and refinement. The estimated cost of each Contract shall be indicated with supporting detail. Such estimates shall be provided for the Architect’s review and the Owner’s approval. The Construction Manager shall advise the Owner and Architect if it appears that the Construction Cost may exceed the latest approved Project budget and make recommendations for corrective action. The Project budget and the approval of any estimate prepared by the Construction Manager is the responsibility of the Owner.

The Construction Manager shall consult with the Owner and Architect regarding the Construction Documents and make recommendations whenever design details adversely affect constructability, cost or schedules. Any recommendation by the Construction Manager concerning design details adversely affecting constructability, cost, or schedules are subject to independent agreement and acceptance by the Owner. Implementation of the recommendations is the Owner’s responsibility.

The Construction Manager shall provide recommendations and information to the Owner and Architect regarding the assignment of responsibilities for temporary Project facilities and equipment, materials and services for common use of the Contractors. The Construction Manager shall verify that such requirements and assignment of responsibilities are included in the proposed Contract Documents. Owner shall have the right to accept or reject the Construction Manager’s recommendations, and upon acceptance such recommendations shall be the Owner’s responsibility.

The Construction Manager shall provide recommendations and information to the Owner regarding the allocation of responsibilities for safety programs among the Contractors. Owner shall have the right to accept or reject the Construction Manager’s recommendations, and upon acceptance such recommendations shall be the Owner’s responsibility.

The Construction Manager shall advise on the division of the project into individual Contracts for various categories of Work, including the method to be used for selecting Contractors and awarding Contracts. If multiple Contracts are to be awarded, the Construction Manager shall review the Construction Documents and make recommendations as required to provide that (1) the Work of the Contractors is coordinated, (2) all requirement for the Project have been assigned to the appropriate Contract, (3) the likelihood of jurisdictional disputes has been minimized, and (4) proper coordination has been provided for phased construction. Owner shall have the right to accept or reject the Construction Manager’s recommendations, and upon acceptance such recommendations shall be the Owner’s responsibility.

The Construction Manager shall prepare a Project construction schedule providing for the components of the Work, including phasing of construction, times of commencement and completion required of each Contractor, ordering and delivery of products requiring long lead time, and the occupancy requirements of the Owner. The Construction Manager shall provide the current Project construction schedule for each set of bidding documents. Approval of the Project Schedule and its implementation for the Project is the Owner’s right and thereupon the Owners responsibility.

The Construction Manager shall provide recommendations to expedite and coordinate the ordering and delivery of materials requiring long lead time. The ordering, shipment, cleaning of customs, and delivery to site, and installation of any long lead time materials will be the Owner’s right, and thereupon the Owner’s responsibility.

The Construction Manager shall assist the Owner in selecting, retaining and coordinating the professional services of surveyors, special consultants and testing laboratories required for the Project. The final selection, preparation of contracts, execution and completion of contracts with surveyors, special consultants, and testing laboratories will be the Owner’s right, and thereupon the Owner’s responsibility.

Following the Owner’s approval of the Construction Documents, the Construction Manager shall update and submit the latest estimate of Construction Cost and the Project construction schedule for the Architect’s review and the Owner’s approval. The Construction Cost, Project Schedule, all budgets, contracts with contractors and suppliers will be approved by the Owner. The Owner assumes full responsibility for the Construction Documents, Construction Cost and the Project Schedule.

The Construction Manager shall submit the list of prospective bidders for the Architect’s review and the Owner’s approval.

The Construction Manager shall develop bidders’ interest in the Project and establish bidding schedules. The Construction Manager, with the assistance of the Architect, shall issue bidding documents to bidders and conduct prebid conferences with prospective bidders. The Construction Manager shall assist the Architect with regard to questions from bidders and with the issuance of addenda. The Architect shall be directly responsible for responding to bidder inquiries and the issuance of any necessary addenda.

The Construction Manager shall receive bids, prepare bid analyses and make recommendations to the Owner for the Owner’s award of Contracts or rejection of bids. Any decisions regarding an award or rejection of any bids will the sole responsibility of the Owner.

The Construction Manager shall assist the Owner in preparing Construction Contracts and advise the Owner on the acceptability of Subcontractors and material suppliers proposed by Contractors. Any decisions regarding the acceptability of Subcontractors and materials suppliers will be made independently by the Owner. The Owner shall approve and execute all Construction Contracts.

The Construction Manager shall assist the Owner in obtaining building permits and special permits for permanent improvements, except for permits required to be obtained directly by the various Contractors. The Construction Manager shall verify that the Owner has paid applicable fees and assessments. The Construction Manager shall assist the Owner and Architect in connection with the Owner’s responsibility for filing documents required for the approvals of governmental authorities having jurisdiction over the Project. Under no circumstances shall the Construction Manager be responsible for providing complete information pertaining to the necessary permits, permit review, processing time, and amount to be paid by the Owner for the permits.

CONSTRUCTION PHASE-ADMINISTRATION OF THE CONSTRUCTION CONTRACT

The Construction Phase will commence with the award of the initial Construction Contract or purchase order and together with the Construction Manager’s obligation to provide Basic Services under this Agreement, will end 30 days after final payment to all Contractors is due. Notwithstanding the duration of the Construction Phase of the Project, the duration of the Construction Manager’s obligation is addressed in Sections 13.2.1, 13.5.1 and Article 9.

The Construction Manager shall provide administration of the Contracts for Construction in cooperation with the Architect as set forth below and in the edition of AIA Document A201/CMa, General Conditions of the Contract for Construction. Construction Manager-Adviser Edition, current as of the date of this Agreement. The Construction Manager’s administration provided in cooperation with the Architect is based upon the approval of all aspects of the Project by the Owner.

The Construction Manager shall provide administrative, management and related services to the Owner in order that the Owner may select a Contractor having the responsibility to coordinate scheduled activities and responsibilities of the Contractors with each other and with those of the Construction Manager, the Owner and the Architect to endeavor to manage the Project in accordance with the latest approved estimate of Construction Cost, the Project Schedule and the Contract Documents.

The Construction Manager shall schedule and conduct meetings to discuss such matters as procedures, progress and scheduling. The Construction Manager shall prepare and promptly distribute minutes to the Owner, Architect and Contractors. Omissions, exceptions, and directives contained in the minutes shall be deemed approved by the Owner unless Owner promptly advises to the contrary. The Construction Manager will not be held accountable for the performance of independently contracted design professionals or contractors of the Project.

Utilizing the Construction Schedules provided by the Contractors, the Construction Manager shall update the Project construction schedule incorporating the activities of the Contractors on the Project, including activity sequences and durations, allocation of labor and materials, processing of Shop Drawings, Product Data and Samples, and delivery of products requiring long lead time and procurement, based upon the Owner contracted Contractors’ Schedules and the Owner supplied materials, labor and equipment. The Construction Manager responsibility is to assemble this information and present it to the Owner for approval. The Project construction schedule shall include the Owner’s occupancy requirements showing portions of the Project having occupancy priority. The Construction Manager shall update and reissue the Project construction schedule may not be met, the Construction Manager shall recommend corrective action to the Owner and Architect. The schedule and any changes to it will be the sole responsibility of the Owner.

The Construction Manager shall endeavor to obtain satisfactory performance from each of the Contractors. The Construction Manager shall recommend courses of action to the Owner when requirements of a Contract are not being fulfilled. Any unsatisfactory performances of the Owner’s Contractors will the responsibility of the Owner.

The Construction Manager shall develop cash flow reports and forecasts for the Project and advise the Owner and Architect as to variances between actual and budgeted or estimated costs. The acceptance and approval of all cash flow reports and forecasts prepared by the Construction Manager will be the Owners right, and thereupon the Owner’s responsibility.

The Construction Manager shall develop and implement procedures for the review and processing of applications by Contractors for progress and final payments. All applications for progress and final payment to the Owner’s Contractors will be reviewed and independently approved by the Owner.

Based on the Construction Manager’s observations and evaluations of each Contractor’s Application for Payment, the Construction Manager shall review and certify the amounts due the respective Contractors. All applications for progress and final payment to the Owner’s Contractors will be reviewed and independently approved by the Owner.

The Construction Manager shall prepare a Project Application for Payment based on the Contractors’ Certificates for Payment. All applications for progress and final payment to the Owner’s Contractors will be reviewed and independently approved by the Owner.

The Construction Manager’s certification for payment shall constitute a representation to the Owner, based on the Construction Manager’s determinations at the site as provided in Section 2.3.13 and on the data comprising the Contractor’s’ Applications for Payment, that, to the best of the Construction Manager’s knowledge, information and belief, the Work has progressed to the point indicated and the quality of the Work is in accordance with the Contract Documents. The foregoing representations are subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to minor deviations form the Contract Documents correctable prior to completion and to specific qualifications expressed by the Construction Manager. The issuance of a Certificate for Payment shall further constitute a representation that the Contractor is entitled to payment in the amount certified. All application for progress and final payment to the Owner’s Contractors will be reviewed and independently approved by the Owner.

The issuance of a Certificate for Payment shall not be a representation that the Construction Manager has (1) made exhaustive or continuous on-site inspections to check the quality or quantity of the Work, (2) reviewed construction means, methods, techniques, sequences for the Contractor’s own Work, or procedures, (3) reviewed copies of requisitions received from Subcontractors and material suppliers and other data requested by the Owner to substantiate the Contractor’s right to payment or (4) ascertained how or for what purpose the Contractor has used money previously paid on account of the Contract Sum.

The Construction Manager shall schedule and coordinate the sequence of construction of the Contractor in accordance with the Contract Documents and the latest approved Project construction schedule. The Construction Manager is not responsible for the performance of the Contractor. The Constructions Cost, Project Schedule, all budgets, contracts with contractors and suppliers will be approved by the Owner. The Owner assumes full responsibility for the Construction Documents, Construction Cost and the Project Schedule.

With respect to each Contractor’s own Work, the Construction Manger shall not have control over or charge of and shall not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work of each of the Contractors, since these are solely the Contractor’s responsibility under the Contract for Construction. The Construction Manager shall not be responsible for a Contractor’s failure to carry out the Work in accordance with the respective Contract Documents or Project Schedule. The Construction Manager shall not have control over or charge of acts or omissions of the Contractors, Subcontractors, or their agents or employees, or any other persons performing portions of the Work not directly employed by the Construction Manager.

The Construction Manager shall transmit to the Architect requests for interpretations of the meaning and intent of the Drawings and Specifications, and assist in the resolution of questions that may arise. The Construction Manager’s responsibility related to interpretations of the meaning and the intent of Drawings and Specifications will be to document and send the specific requests, track the status of response, and communicate the Architect’s responses. The Construction Manager will have no responsibility for interpreting or providing any resolution of the questions.

The Construction Manager shall review requests for changes, assist in negotiating Contractors’ proposals, submit recommendations to the Architect and Owner, and, if they are accepted, prepare Change Orders and Construction Change Directives which incorporate the Architect’s modifications to the Documents. Any acceptance of Change Orders, Construction Change Directives or incorporation of Architect’s modifications to the Documents will be the sole decision and responsibility of the Owner.

The Construction Manager shall assist the Architect in the review, evaluation and documentation of Claims. Any acceptance of any claim filed on the Project will be the sole decision of the Owner.

The Construction Manager shall receive certificates of insurance from the Contractors and forward them to the Owner with a copy to the Architect. The insurance to be provided by Contractors shall be subject to the acceptance of both Owner and Construction Manager and will name both as additional insureds.

In collaboration with the Architect, the Construction Manager shall establish and implement procedures for expediting the processing and approval of Shop Drawings, Product Data, Samples and other submittals. The Construction Manager shall review all Shop Drawings, Product Data, Samples and other submittals from the Contractors. The Construction Manager’s actions shall be taken with such reasonable promptness as to cause no delay in the Work or in the activities of the Owner or Contractors. The Construction Manager’s responsibility related to the processing and approval of Shop Drawings, Product Data, Samples, and other submittals will be to document and send the specific requests, track the status of response, and communicate the Architect’s responses. The Construction Manager will have no responsibility for the interpretation or approvals of any Shop Drawings, Product Data, Samples, and other submittals.

The Construction Manager shall record the progress of the Project. The Construction Manager shall submit written progress reports to the Owner and Architect including information on each Contractor and each Contractor’s Work, as well as the entire Project, showing percentages of completion.

The Construction Manager shall maintain at the Project site for the Owner one record copy of all Contracts, Drawings, Specifications, addenda. Change Orders and other Modifications, in good order, and in addition, approved Shop Drawings, Product Data, Samples and similar required submittals.

The Construction Manager shall arrange and coordinate for the Contractor’s performance of the delivery, storage, protection and security of Owner-purchased materials, systems and equipment that are a part of the Project until such items are incorporated into the Project. Owner agrees to hold harmless Construction Manager with respect to any loss of or damage to such materials, systems and equipment.

With the Architect and the Owner’s maintenance personnel, the Construction Manager shall observe the Contractors’ final testing and start-up of utilities, operational systems and equipment

When the Construction Manager considers each Contractor’s Work or a designated portion thereof substantially complete, the Construction Manager shall, jointly with the Contractor, prepare for the Architect a list of incomplete items and a schedule for their completion. The Construction Manager shall coordinate the schedule of the Architect in conducting inspections to determine whether the Work or designated portion thereof is substantially complete. Notwithstanding the preparation for the Architect a list of incomplete items, the Construction Manager shall not have control over or charge of and shall not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work of each of the Contractors, since these are solely the Contractor’s responsibility under the Contract for Construction. The Construction Manager shall not be responsible for a Contractor’s failure to carry out the Work in accordance with the respective Contract Documents of Project Schedule. The Construction Manager shall not have control over or charge of the acts or omissions of the Contractors, Subcontractors, or their agents or employees, or any other persons performing portions of the Work not directly employed by the Construction Manager.

The Construction Manager shall coordinate the correction and completion of the Work. Following issuance of a Certificate of Substantial Completion of the Work or a designated portion thereof, the Construction Manager shall evaluate the completion of the Work of the Contractors and make recommendations to the Architect when Work is ready for final inspection. Notwithstanding the preparation a Certificate of Substantial Completion of the Work and a recommendation to the Architect that the work is ready for final inspection, the Construction Manager shall not have control over or charge of and shall not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work of each of the Contractors, since these are solely the Contractor’s responsibility under the Contract for Construction. The Construction Manager shall not be responsible for a Contractor’s failure to carry out the Work in accordance with the respective Contract Documents or Project Schedule. The Construction Manager shall not have control over or charge of acts or omissions of the Contractors, Subcontractors, or their agents or employees, or any other persons performing portions of the Work not directly employed by the Construction Manager.

The Construction Manager shall secure and transmit to the Architect warranties and similar submittals required by the Contract Documents for delivery to the Owner and deliver all keys, manuals, record drawings and maintenance stocks to the Owner. The Construction Manager shall forward to the Architect a final Project Application for Payment upon compliance with the requirements of the Contract Documents. Notwithstanding the preparation of a final Project Application for Payment, the Construction Manager shall not have control over or charge of and shall not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work of each of the Contractors, since these are solely the Contractor’s responsibility under the Contract for Construction. The Construction Manager shall not be responsible for a Contractor’s failure to carry out the Work in accordance with the respective Contract Documents or Project Schedule. The Construction Manager shall not have control over or change of acts or omissions of the Contractors, Subcontractors, or their agents or employees, or any other persons performing portions of the Work not directly employed by the Construction Manager. Any final payment to the Contractor shall be made at the sole discretion of the Owner.

Duties, responsibilities and limitations of authority of the Construction Manager as set forth in the Contract Documents shall not supersede this Agreement and shall not be extended without written consent of the Owner, Construction Manager, Architect and Contractors.